                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             MCKESSON CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

MCKESSON CORP.
   One Post Street, San Francisco, CA 94104

                                                              [LOGO OF MCKESSON]

June 17, 1996

Dear Stockholder:

  It is my pleasure to invite you to attend the Annual Meeting of Stockholders of McKesson Corporation scheduled for 10:00 A.M. on Wednesday, July 31, 1996. The meeting will be held in the Gold Room at The Fairmont Hotel, 950 Mason Street, San Francisco, California.

  The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Meeting and Proxy Statement.

  The Corporation's audited financial statements, certain general information, six-year highlights and financial review are contained in the enclosed Appendix to the Proxy Statement as a separately bound document to facilitate retention as a reference source.

  The Summary Annual Report, which will be mailed shortly, will contain our letter to stockholders, a financial and operating review and outlook, condensed financial statements and six-year highlights, as well as other information of topical interest.

  I look forward to seeing you at the meeting.

                                        Sincerely,

                                        /s/ ALAN SEELENFREUND

                                        Alan Seelenfreund
                                        Chairman and Chief Executive Officer

[LOGO OF MCKESSON]

MCKESSON CORP.
   One Post Street, San Francisco, CA 94104 Tel 415 983 8300


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 31, 1996

  The Annual Meeting of Stockholders of McKesson Corporation, a Delaware corporation (hereinafter called "McKesson" or the "Corporation"), will be held at 10:00 A.M. on Wednesday, July 31, 1996 in the Gold Room at The Fairmont Hotel, 950 Mason Street, San Francisco, California, to consider and take action upon the election of one director for a term expiring at the annual meeting in 1997 and two directors for terms expiring at the annual meeting in 1999, and to transact such other business as may properly come before the meeting or any adjournment thereof.

  Holders of record of the Corporation's Common Stock at the close of business on June 3, 1996 are entitled to receive notice of and to vote at the meeting.

  Whether or not you plan to attend the meeting, you are urged to complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-prepaid envelope. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                        By Order of the Board of Directors

                                        /s/ NANCY A. MILLER

                                        Nancy A. Miller
                                        Vice President and Corporate Secretary

June 17, 1996

CONTENTS

                                                                           PAGE
                                                                           ----
General Information.......................................................   1
Voting Securities and Record Date.........................................   2
Security Ownership of Certain Beneficial Owners...........................   2
Security Ownership of Directors and Executive Officers....................   3
Election of Directors.....................................................   3
Securities Exchange Act of 1934...........................................   6
Board of Directors and Committees of the Board............................   6
Compensation of Directors.................................................   8
Report of the Compensation Committee on Executive Compensation............   9
Stock Price Performance Graphs............................................  12
Executive Officer Compensation............................................  14
  Summary Compensation Table..............................................  14
  Option Grants in the Last Fiscal Year...................................  15
  Aggregated Option/SAR Exercises in the Last Fiscal Year.................  15
  Long-Term Incentive Plan Awards in the Last Fiscal Year.................  16
  Executive Severance Policy and Termination of Employment and Change in
   Control Arrangements...................................................  16
  Pension Benefits........................................................  17
Certain Transactions......................................................  18
Indebtedness of Executive Officers........................................  18
Independent Certified Public Accountants..................................  19
Additional Information....................................................  19
Stockholder Proposals for the 1997 Annual Meeting.........................  19

MCKESSON CORP.
   One Post Street, San Francisco, CA 94104 Tel 415 983 8300

                                                                   June 17, 1996

PROXY STATEMENT

  The Corporation was organized in the state of Delaware on July 7, 1994 as a wholly-owned subsidiary of McKesson Corporation, a Delaware corporation ("Old McKesson"), for the purpose of owning and operating the businesses of Old McKesson following the acquisition of Old McKesson's pharmaceutical benefits management business (the "PCS Business") by a subsidiary of Eli Lilly and Company (the "PCS Transaction").

  As part of the PCS Transaction, on November 21, 1994 (the "Closing Date") the Corporation acquired all of the assets and liabilities of Old McKesson, other than those related to the PCS Business, and Old McKesson distributed to its stockholders one share of the Corporation's Common Stock for each share of Old McKesson Common Stock outstanding as of November 19, 1994.

  THE CORPORATION HAD NO MATERIAL ASSETS, OPERATIONS OR ACTIVITIES PRIOR TO NOVEMBER 21, 1994. AFTER THAT DATE THE CORPORATION HAS CONTINUED THE BUSINESSES OF OLD MCKESSON, OTHER THAN THE PCS BUSINESS, ON AN UNINTERRUPTED BASIS. FOR THE PURPOSE OF COMPLETENESS, THIS PROXY STATEMENT INCLUDES, FOR PERIODS PRIOR TO THE CLOSING DATE, INFORMATION WITH RESPECT TO OLD MCKESSON; AND REFERENCES TO THE "CORPORATION" WITH RESPECT TO SUCH PERIODS SHALL REFER TO THE BUSINESS, OPERATIONS, CAPITALIZATION AND ACTIVITIES OF OLD MCKESSON, EXCEPT WHERE OTHERWISE INDICATED.

GENERAL INFORMATION

  This Proxy Statement is being mailed on or about June 17, 1996 to stockholders of McKesson in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held on July 31, 1996, and at any and all adjournments of that meeting, pursuant to the accompanying Notice of Meeting. Shares represented by a properly executed proxy will be voted as indicated on the proxy. Stockholders may revoke the authority granted by their proxies at any time before the exercise of the powers conferred thereby by notice in writing delivered to the Secretary of the Corporation; by submitting a subsequently dated proxy; or by attending the meeting, withdrawing the proxy, and voting in person.

  It is proposed that at the meeting action will be taken upon the election of three directors for the terms specified in this Proxy Statement. The Board of Directors knows of no other matters that properly may be presented for action at the meeting. If any other matters do properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote thereon in accordance with their best judgment. Under the Corporation's Restated By-Laws, for business to be properly brought before an annual meeting by a stockholder, the Secretary of the Corporation must have received written notice thereof not less than 60 days nor more than 90 days prior to the meeting (except, if fewer than 70 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than the close of business on the 10th day following the day of mailing notice of the meeting or public disclosure thereof). The notice must contain certain information about the proposed business and the stockholder who proposes to bring the business before the annual meeting, including (a) a brief description of the proposed business and the reasons for conducting such business at the annual meeting,
(b) the stockholder's name and record address,

(c) the class and number of shares beneficially owned by the stockholder, and
(d) any material interest of the stockholder in the business so proposed. Notwithstanding anything in the Restated By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the foregoing procedures.

  The cost of soliciting proxies will be borne by the Corporation. In addition to solicitations by mail, officers and regular employees of the Corporation may solicit proxies personally or by telephone, telegraph or other means without additional compensation. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Corporation will, upon request, reimburse them for their reasonable expenses in so doing. Georgeson & Company, Inc., New York, N.Y., has been retained by the Corporation to assist in the solicitation of proxies for an anticipated fee of approximately $6,000 plus out-of-pocket costs and expenses.

VOTING SECURITIES AND RECORD DATE

  At the close of business on June 3, 1996, there were 42,939,511 shares of Common Stock of the Corporation, par value $0.01 per share (the "Common Stock"), outstanding and entitled to vote at the meeting. Each share of Common Stock outstanding on such date entitles the stockholder of record thereof to one vote on each matter to be voted upon at the meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Provided a quorum is present, directors will be elected by a plurality of the votes cast by the holders of the Corporation's Common Stock voting in person or by proxy at the meeting. Thus abstentions will have no effect on the vote for election of directors. In addition, broker non-votes, if any, will not be included in vote totals and will have no effect on the outcome of the vote.

  If a stockholder participates in the Corporation's Automatic Dividend Reinvestment Plan, the enclosed proxy includes all full shares of Common Stock held in the stockholder's dividend reinvestment plan account on the record date for the annual meeting, as well as shares held of record by the stockholder.

  Participants in the Corporation's Profit-Sharing Investment Plan (the "PSIP") have the right to instruct the Plan trustee, on a confidential basis, how the shares allocated to their accounts are to be voted and will receive a separate voting instruction card for that purpose.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below lists as of June 3, 1996, unless otherwise indicated, information as to the only persons believed by the Corporation to be beneficial owners of more than five percent of the Corporation's Common Stock.

                                                   AMOUNT AND NATURE
                          NAME AND ADDRESS OF        OF BENEFICIAL   PERCENT OF
     TITLE OF CLASS         BENEFICIAL OWNER           OWNERSHIP       CLASS
     --------------       -------------------      ----------------- ----------
     Common           The Chase Manhattan Bank,       10,956,593(1)     25.5
                      N.A., as Trustee for the
                      McKesson Corporation Profit-
                      Sharing Investment Plan
                      1 Chase Manhattan Plaza
                      New York, NY 10081

- --------
(1) These shares are held in trust for the benefit of participants in the PSIP for which The Chase Manhattan Bank, N.A. is the Trustee. Shares that have been allocated to the individual accounts of participants in the PSIP are voted by the Trustee as instructed by PSIP participants. Shares allocated to participants' PAYSOP accounts for which no voting instructions are received will not be voted. The PSIP provides that all other shares for which no voting instructions are received from participants and unallocated shares of Common Stock held in the leveraged employee stock ownership plan (the "Leveraged ESOP") established as part of the PSIP, will be voted by the Trustee in the same proportion as shares as to which voting instructions are received.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The table below shows the number of shares of the Corporation's Common Stock beneficially owned as of June 3, 1996, by each current director, each executive officer named in the Summary Compensation Table on page 14, and by all directors and executive officers as a group.

                                                     SHARES OF COMMON STOCK
                            NAME                     BENEFICIALLY OWNED (1)
                            ----                     ----------------------
           Mary G.F. Bitterman...................          6,000(2)(4)
           Tully M. Friedman.....................         10,803(3)(4)(5)
           George M. Keller......................         18,065(4)(5)(6)
           John M. Pietruski.....................          9,500(4)
           Mark A. Pulido........................         20,000(7)
           Carl E. Reichardt.....................              0
           Alan Seelenfreund.....................        477,571(4)(8)
           Jane E. Shaw..........................         10,041(4)(5)(6)
           Robert H. Waterman, Jr................          7,500(4)(6)
           David L. Mahoney......................        103,587(4)(8)
           David E. McDowell.....................        196,785(4)(8)
           Ivan D. Meyerson......................        100,538(4)(8)(9)
           Charles A. Norris.....................        112,328(4)(8)
           All Directors and Executive Officers
                as a group (21 persons)..........      1,471,440(2)(3)(4)(5)(6)(7)(8)(9)

- --------
(1) Represents shares held as of June 3, 1996 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares of Common Stock owned by each director or executive officer represents less than 1% of the outstanding shares of such class. All directors and executive officers as a group own 3.4% of the outstanding shares of Common Stock.

(2) Includes 1,000 shares held by Dr. Bitterman's husband through an Individual Retirement Account, for which beneficial ownership is disclaimed.

(3) Includes 5,000 shares held in a revocable trust established by and for the benefit of Mr. Friedman who is the sole Trustee of such trust.

(4) Includes shares that may be acquired within 60 days after June 3, 1996 through the exercise of stock options granted under the Corporation's stock option plan as follows: Dr. Bitterman, 5,000; Mr. Friedman, 4,500; Mr. Keller, 3,500; Mr. Pietruski, 4,500; Mr. Seelenfreund, 382,920; Dr. Shaw, 4,500; Mr. Waterman, 4,500; Mr. Mahoney, 96,663; Mr. McDowell, 136,125; Mr.
    Meyerson, 73,588; Mr. Norris, 104,226; and all directors and executive officers as a group, 1,115,841.

(5) Includes shares credited to bookkeeping accounts maintained by the Corporation on behalf of the following named nonemployee directors who participate in the Directors' Deferred Compensation Plan and as to which shares such director has no voting or investment power until the shares are distributed: Mr. Friedman, 303 shares; Mr. Keller, 9,965 shares; Dr. Shaw, 2,448 shares; and those directors as a group, 12,716 shares.

(6) Includes shares held by family trusts as to which each of the following named directors, executive officers or those persons as a group and their respective spouses have shared voting and investment power: Mr. Keller, 4,600 shares; Dr. Shaw, 3,093 shares; Mr. Waterman, 3,000 shares; and all directors and executive officers as a group, 10,693 shares.

(7) These shares are subject to possible forfeiture under the terms of the Corporation's 1994 Stock Option and Restricted Stock Plan.

(8) Includes shares held under the PSIP as to which the participant has sole voting but no investment power, as follows: Mr. Seelenfreund, 8,571; Mr. Mahoney, 1,424; Mr. McDowell, 980; Mr. Meyerson, 4,346; Mr. Norris, 1,585; and all directors and executive officers as a group, 34,331.

(9) Includes 200 shares held by Mr. Meyerson and 2,140 shares held by other members of the group as custodians for their minor children.

ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three-year term.

  The Board of Directors elects directors to fill vacancies on the Board, as they occur, as well as newly created directorships. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election by the stockholders of the class to which such director is elected.

  Since the last annual meeting, two persons have been elected directors of the
Corporation: Carl E. Reichardt to fill a vacancy created by reason of an increase in the authorized number of directors from nine to ten for a term expiring at this year's annual meeting, and Mark A. Pulido to fill the vacancy resulting from the resignation of David E. McDowell for a term expiring at the annual meeting in 1998. James R. Harvey, a director since 1987 and a member of the class whose term expires at this year's meeting, died on June 6, 1996. In accordance with the Corporation's Restated By-Laws, the Board of Directors by resolution has fixed the total number of directors at nine until the 1996 Annual Meeting, at which time it shall revert to eight members upon the retirement from the Board of George M. Keller.

  The three persons designated by the Board of Directors as nominees for election as directors at the 1996 Annual Meeting are Messrs. Carl E. Reichardt and Alan Seelenfreund and Dr. Jane E. Shaw. Mr. Reichardt is a nominee for election to the class of directors whose term expires at the annual meeting in 1997. The remaining two nominees are standing for election for a three-year term expiring in 1999.

  Each nominee has consented to being named in the proxy statement and to serve if elected. All of the nominees are currently serving as directors and, except for Mr. Reichardt, were previously elected by the stockholders.

  It is the intention of the persons named in the enclosed form of proxy, unless authorization to do so is withheld, to vote for the election of the three nominees named below. If prior to the annual meeting any nominee should become unavailable for election, an event that is not now anticipated by the Board, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the enclosed form of proxy in accordance with their judgment, or the number of authorized directors may be reduced.

  Biographical information follows for each person nominated and each person whose term of office as a director will continue after the Annual Meeting. Directors' ages are as of June 3, 1996.

NOMINEE FOR ELECTION FOR A ONE-YEAR TERM EXPIRING AT THE ANNUAL MEETING IN 1997

CARL E. REICHARDT

Chairman of the Board, Retired, Wells Fargo & Company

  Mr. Reichardt, 64, retired as Chairman of the Board and Chief Executive Officer of Wells Fargo & Company and its principal subsidiary, Wells Fargo Bank, N.A., at the end of 1994, having occupied those positions since 1983. Mr. Reichardt joined Wells Fargo & Company in 1970, was named Executive Vice President in 1973 and President of Wells Fargo Bank, N.A. in 1978. He is a director of Columbia/HCA Healthcare Corporation, ConAgra, Inc., Ford Motor Company, Newhall Management Corporation, Pacific Gas and Electric Company, SunAmerica Inc., Wells Fargo & Company and Wells Fargo Bank, N.A. Mr. Reichardt was elected a director of the Corporation effective February 1, 1996.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE ANNUAL MEETING IN
1999

ALAN SEELENFREUND

Chairman and Chief Executive Officer

  Mr. Seelenfreund, age 59, has been Chairman of the Board and Chief Executive Officer of the Corporation and Old McKesson since November 1989. He previously served Old McKesson as Executive Vice President from November 1986 to November 1989; as Chief Financial Officer from April 1984 to April 1990; and held various other senior financial positions since joining Old McKesson in 1975. Mr. Seelenfreund is a director of Pacific Gas and Electric Company and Armor All Products Corporation, a publicly owned subsidiary of the Corporation. He previously served as a director of

Old McKesson since 1988 and was elected to serve as a director of the Corporation on November 9, 1994. He is a member of the Finance Committee and Chairman of the Executive Committee of the Board.

JANE E. SHAW

Founder, The Stable Network; Former President and Chief Operating Officer, ALZA Corporation

  Dr. Shaw, age 57, founded The Stable Network, a biopharmaceutical consulting firm, in 1995. In September 1994, Dr. Shaw resigned as President and Chief Operating Officer of ALZA Corporation, a pharmaceutical research, manufacturing and marketing firm with which she had been associated in various technical and executive positions since 1970. She is a director of Boise Cascade Corporation and Intel Corporation. Dr. Shaw previously served as a director of Old McKesson since 1992 and was elected to serve as a director of the Corporation on November 9, 1994, She is a member of the Audit Committee and Chairman of the Public Policy Committee of the Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1997 ANNUAL MEETING

TULLY M. FRIEDMAN

General Partner of Hellman & Friedman

  Mr. Friedman, age 54, is a General Partner of Hellman & Friedman, a private investment firm formed in 1984. Prior to forming Hellman & Friedman, he was a Managing Director and General Partner of Salomon Brothers Inc. He is currently on the Advisory Board of Tevecap, S.A., the Board of Directors of APL Limited, Levi Strauss & Co., Mattel, Inc., and MobileMedia Corporation, and a member of the Board of Representatives of Falcon Holding Group, L.P. Mr. Friedman is a member of the Executive Committee and a Trustee of the American Enterprise Institute, and a Director of the Stanford Management Company. Mr. Friedman previously served as a director of Old McKesson since 1992, and was elected to serve as a director of the Corporation on November 9, 1994. He is a member of the Compensation and Finance Committees of the Board.

JOHN M. PIETRUSKI

Chairman of the Board, Texas Biotechnology Corporation; Chairman and Chief Executive Officer, Retired, Sterling Drug Inc.

  Mr. Pietruski, age 63, is Chairman of the Board of Texas Biotechnology Corporation, a publicly held pharmaceutical research and development company. In September 1988, Mr. Pietruski retired as Chairman and Chief Executive Officer of Sterling Drug Inc. with which company he had been associated in various executive positions since 1977. He is a director of General Public Utilities Corporation, Hershey Foods Corporation and Lincoln National Corporation and is a Regent of Concordia College. Mr. Pietruski previously served as a director of Old McKesson since 1990 and was elected to serve as a director of the Corporation on November 9, 1994. He is a member of the Executive and Compensation Committees and Chairman of the Audit Committee of the Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

MARY G.F. BITTERMAN

President and Chief Executive Officer, KQED, Inc.

  Dr. Bitterman, age 52, has been President and Chief Executive Officer of KQED, Inc. (public broadcasting) since November 1993. For the five years prior to joining KQED she was a private consultant on development, communications and international affairs. Previously, Dr. Bitterman served as Executive Director of the Hawaii Public Broadcasting Authority (1974-1980), Director of the Voice of America (1980-1981), Director of the Hawaii State Department of Commerce and Consumer Affairs (1981-1983) and Director of the East-West Center's Institute of Culture and Communication (1984-1988). She is a director of Bancorp Hawaii, the Bank of Hawaii and several of its subsidiary companies; a trustee of the International Center for Communications, San Diego State University; a member of the Board of Governors of Pacific Forum/CSIS, and a member of the Board of Directors of the World Affairs Council and the Bay Area Council. Dr. Bitterman was elected a director of the Corporation on April 26, 1995. She is a member of the Audit and Public Policy Committees of the Board.

MARK A. PULIDO

President and Chief Operating Officer

  Mr. Pulido, age 43, was elected President and Chief Operating Officer and a Director of the Corporation effective May 20, 1996. For the six years prior to joining McKesson, he was associated with Sandoz International Ltd., an international pharmaceutical company. In 1990 he joined Red Line Healthcare Corporation, a Sandoz affiliate and the nation's largest provider of medical supplies and reimbursement services to the long-term care industry, where he rose to the position of Chairman, President and Chief Executive Officer. Mr. Pulido served as Chief Operating Officer of Sandoz Pharmaceuticals Corporation from 1994 until 1996 and most recently was that company's Chief Executive Officer with responsibility for all aspects of its U.S. pharmaceutical, consumer products and generic drug business.

ROBERT H. WATERMAN, JR.

Chairman, The Waterman Group, Inc.

  Mr. Waterman, age 59, is the founder and Chairman of The Waterman Group, Inc., a management research and publishing firm established in 1986. For the 21 years prior to 1986, he was a Senior Director at McKinsey & Company, Inc., an international management consulting firm. Mr. Waterman has authored several books and essays on business management. He is a director of Boise Cascade Corporation and AES Corporation; a trustee of the World Wildlife Fund and an advisor to the President of the National Academy of Sciences. Mr. Waterman previously served as a director of Old McKesson since 1990 and was elected to serve as a director of the Corporation on November 9, 1994. He is a member of the Audit and Public Policy Committees of the Board.

SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors, its executive officers and persons who own more than ten percent of the Corporation's Common Stock to file reports of ownership of the Corporation's Common Stock and any subsequent changes in that ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Corporation. Based on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 reports were required to be filed for those persons, the Corporation believes that, during the last fiscal year, all such filing requirements were satisfied, except that Mary G.F. Bitterman inadvertently filed one late Form 4 with respect to the purchase of 1,000 shares by her husband, and the Trustee under the Corporation's PSIP inadvertently failed to file on a timely basis ten reports on Form 4 during the last fiscal year, and one report on Form 3 and two reports on Form 4 during the previous fiscal year, for a total of 296 transactions. These transactions were purchases of Common Stock required by the need to reinvest the cash proceeds received in connection with the PCS Transaction, purchases from the accounts of plan participants upon termination of their employment and annual allocations of shares of Common Stock to the accounts of plan participants.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Corporation, although it is not involved in day-to-day operating management. Members of the Board are kept informed of the Corporation's business by various reports and documents sent to them on a regular basis, as well as by operating and financial reports made at Board meetings by the Chief Executive Officer, the Chief Operating Officer and other executive officers.

Attendance at Meetings

  The Board of Directors held seven meetings during the year ended March 31, 1996. Attendance at Board and Committee meetings combined averaged 94.4%. Each director attended more than 75% of the combined total meetings of the Board and Committees of the Board on which the director served at any time during the year.

Certain Committees of the Board

  To assist in the discharge of its responsibilities, the Board has designated several standing committees including an Audit Committee, a Compensation Committee and an Executive Committee. The members of each standing committee are elected by the Board of Directors at its organizational meeting following the annual stockholders' meeting, each for a term of one year or until his or her successor is elected.

  The Audit Committee, composed of four directors who are neither officers nor employees of the Corporation, held four meetings during the year ended March 31, 1996. The Audit Committee recommends to the Board the retention or discharge of the Corporation's independent auditors; reviews the engagement of the independent auditors including the scope, extent and procedures of the audit and fees to be paid therefor; reviews, in consultation with the independent auditors, the audit results and their auditor's report and related management letter, if any; reviews the independence of the independent auditors and, in this connection, reviews the engagement of the independent auditors for services of a non-audit nature; reviews and approves the audited financial statements and recommends to the Board their inclusion in the Corporation's annual report on Form 10-K to the Securities and Exchange Commission and in the Appendix to this Proxy Statement; reviews the condensed financial data (derived from the audited financial statements) included in the annual report to stockholders; consults with the independent auditors, the internal auditors and management (together or separately) on the adequacy of internal accounting controls and reviews the results thereof; reviews, on a continuing basis, the procedures designed to implement the corporate code of conduct and compliance therewith; directs and supervises investigations into matters within the scope of the Committee's duties; and performs such other functions as may be necessary in the efficient discharge of its duties.

  The Compensation Committee, composed of four directors who are neither officers nor employees of the Corporation, held seven meetings during the year ended March 31, 1996. The Compensation Committee administers the Corporation's 1989 Management Incentive Plan, the 1981 Long-Term Incentive Plan, the Deferred Compensation Administration Plan II, the Deferred Compensation Administration Plan and the Management Deferred Compensation Plan and all stock option, restricted stock or stock purchase plans; reviews the administration of all other incentive plans within the Corporation; approves the selection of trustees and investment advisers and managers and establishes the overall investment policies with respect to the funds incident to the Corporation's retirement program; reviews and makes recommendations to the Board with respect to salary and other terms and conditions of employment and changes therein of the Chief Executive Officer and approves salaries and other terms and conditions of employment and changes therein of the other executive officers and key management employees of the Corporation above specified salary grades; and examines and makes recommendations to the Board regarding the Corporation's overall compensation program for managerial level employees.

  The Executive Committee, composed of five directors, a majority of whom are neither officers nor employees of the Corporation, held one meeting during the year ended March 31, 1996. Subject to any restrictions that the Board may from time to time impose, the Committee is authorized to exercise all of the powers of the Board when it is not in session, except the power to declare dividends, elect directors, amend the By-Laws, issue stock or recommend to stockholders any action requiring their approval. The Committee also considers and makes recommendations to the Board regarding the size and composition of the Board; recommends and nominates candidates to fill Board vacancies that occur; and recommends to the Board the director nominees for whom the Board will solicit proxies. The Committee will consider nominees recommended by stockholders. Any stockholder who wishes to recommend a nominee should write to the Vice President and Corporate Secretary, McKesson Corporation, One Post Street, San Francisco, CA 94104, stating in detail the qualifications of the proposed nominee for consideration by the Committee.

  The Restated By-Laws of the Corporation provide that a stockholder may nominate a person for election as a director at a meeting of stockholders only if written notice thereof has been received by the Secretary of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the meeting date is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must contain certain information about the proposed nominee, including such person's name, age, business and residence addresses, principal occupation or employment, the class and number of shares of the Corporation beneficially owned by the person and any other information relating to the person that would be required to be included in a proxy statement soliciting proxies for election of directors, and certain information about the nominating stockholder. The Corporation may also require any proposed nominee to furnish other information reasonably required by the Corporation to determine the proposed nominee's eligibility to serve as a director.

COMPENSATION OF DIRECTORS

  Each director who is not an employee of the Corporation receives an annual retainer of $24,000; a stipend of $1,000 for each Board or Executive Committee meeting attended; a stipend of $850 ($1,000 for the Chairman) for each other committee meeting attended; and is reimbursed for all expenses incurred in attending such meetings. Directors who are employees of the Corporation receive no additional compensation for their services as members of the Board or any Board committee.

  Nonemployee directors are eligible to defer all or a portion of their compensation for services as a director through participation in the Deferred Compensation Administration Plan II ("DCAP II"). The minimum amount that may be deferred under DCAP II for any year is $5,000 and the minimum deferral period is generally five years, except in cases of death, disability, retirement, pre-retirement termination or a change in control of the Corporation, where the minimum deferral period does not apply. The interest rate on DCAP II deferrals is determined by the Compensation Committee each year based upon several related factors, including, the Corporation's cost of money; its corporate tax bracket; the size and years of deferrals; the number and ages of participants and mortality and turnover patterns. Four nonemployee directors have elected to defer a portion of their compensation for calendar year 1996 under DCAP II.

  Prior to January 1, 1994, nonemployee directors could defer compensation received for their services as directors under the Directors Deferred Compensation Plan, thereby automatically becoming participants in the Deferred Compensation Administration Plan (the "DCAP") or under the Management Deferred Compensation Plan (the "MDCP", or together with the DCAP, the "Prior Deferred Plans"). Although the Prior Deferred Plans have been superseded and replaced by DCAP II as to future compensation deferrals, previous deferrals under these plans will continue to be administered in accordance with the respective provisions of the plans under which the original deferrals were made. Interest on deferral balances held under the Prior Plans is credited each year at the same rate as that determined by the Compensation Committee for deferrals under DCAP II.

  In the event of a change in control of the Corporation (as defined in DCAP II and the Prior Deferred Plans), deferred amounts will be distributed immediately upon the effective date of the change unless the director has made an irrevocable election (at least twelve months in advance of the effective date of any such change) to receive payment of any deferral balance in accordance with his or her most recent valid election on file with the Corporation rather than in a single sum. Any deferral election under DCAP II or the Prior Deferred Plans may be modified as to the length of the deferral period and the timing of the distribution provided such changes are made at least twelve months prior to the previously scheduled date of commencement of payments and payments do not begin earlier than twelve months from the date of the modified election.

  Under the retirement program for nonemployee members of the Board, a director who retires after having attained age 65 with five or more years of Board service as an outside director of the Corporation (including previous service as an outside director of Old McKesson) will receive, for Board service prior to July 29, 1992, an annual payment equivalent to the amount of the annual retainer in effect at time of retirement, plus an amount equal to the sum of all Board and committee meeting fees paid to the director in the twelve months preceding retirement. For service as an outside director from and after July 29, 1992, the director will receive an annual benefit equal to the amount of the annual retainer in effect at the time of retirement. Payments are made for a period equal to the length of Board service as an outside director, with the annual payment amount prorated for periods of less than one year. In the event of the death of an eligible director prior to retirement, benefit payments will be made to the director's designated beneficiary or estate. If death occurs after retirement, any remaining benefit payments will be paid to the director's designated beneficiary or estate.

  The 1994 Stock Option and Restricted Stock Plan (the "1994 Plan") provides for the automatic grant to each nonemployee director on the date of election to the Board for the first time at any annual or special meeting of the Corporation's stockholders of a nonqualified option to purchase 5,000 shares of Common Stock. These options are immediately exercisable in full but expire in five equal annual installments. On the date of each subsequent annual meeting, each nonemployee director continuing in office is automatically granted an option for an additional 1,500 shares which is immediately exercisable in full. All options are granted at fair market value on the effective date of grant, and, subject to the above-mentioned expiration provisions applicable to the initial grant, have a term of five years.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Corporation's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is composed entirely of independent, nonemployee directors. The Committee is responsible for administering the Corporation's stock option and restricted stock plans, reviewing and making recommendations to the full Board with respect to the salary, incentive compensation and other terms and conditions of employment of the Chief Executive Officer and approving salaries, incentive compensation and other terms and conditions of employment of executive officers, including those named in the Summary Compensation Table on page 14 (the "named executive officers") and other officers and key employees of the Corporation in and above specified salary grade levels.

  This report describes the policies and the criteria used by the Committee in establishing the principal components, and setting the levels, of executive compensation during FY 1996.

  In its deliberations concerning compensation of executive officers, the Committee considers the following factors: 1) the Corporation's performance measured against previously set objectives and against prior year's achievement; 2) the individual performance of each executive officer; 3) a number of comparative compensation surveys, which are supplied by professional compensation consultants approved by the Committee and retained by the Corporation for this purpose, and other material concerning compensation levels and stock grants at other companies, such as compensation information disclosed in the proxy statements of other companies; 4) the overall competitive environment for executives and the level of compensation needed to attract and retain executive talent and 5) the recommendations of professional compensation consultants. Companies used in comparative analyses for executive compensation purposes are selected with the assistance of these professional compensation consultants. Such companies represent a broad cross-section of non-manufacturing service companies and are selected based on a number of factors including similarity in financial attributes, size and complexity to the Corporation. The companies used in comparative analyses for executive compensation purposes include some of the companies in the Value Line Health Care Sector Index (the "Health Care Index") used in the Performance Graph, as well as other companies. The Committee relies on a broad array of companies in various industries for comparative analysis of executive compensation because it believes that the Corporation's competitors for executive talent are more varied than the companies in the Health Care Index chosen for comparing stockholder return in the Performance Graphs.

  The Corporation's compensation program is designed to enhance stockholder value by linking a large part of executive officers' compensation directly to performance. The objective is to provide base salary for executive officers at approximately the median level for executive officers of companies in the comparison group, while providing an opportunity to achieve total compensation (including base salary, annual bonus and long-term incentives) at the 75th percentile or above for exceptional performance.

Components of Compensation

  The Corporation's compensation package consists of base salary, a short-term incentive plan, and long-term incentives (stock and cash). Base pay is reviewed annually. Actual base salary is based on individual performance, competitive pay practices and level of responsibility. Competitive pay practices are determined through job evaluation and market comparisons. The FY 1996 salaries of executive officers were determined primarily on the basis of each executive officer's performance and responsibilities, the Corporation's performance, and competitive salary level market data. Increases in FY 1996 salaries reflected the Committee's determination that compensation levels should be increased to remain competitive, given each executive officer's performance, the Corporation's performance in FY 1996 and the competitive environment for executive talent.

  The Management Incentive Plan (the "MIP") rewards participants for reaching profit targets related to required rates of return. Individual executives' target award values vary by level of responsibility, are set as a percentage of base salary and are competitive with those paid to executive officers at companies in the comparison group. The annual incentive award an executive officer is eligible to receive can range from zero to three times the target award percentage assigned to his or her salary grade. Actual awards to the named executive officers for FY 1996 depended on the degree to which the business unit (corporate or division) achieved its target income objectives and the extent to which the executive officer was judged to have contributed to the overall results.

  The Corporation has two executive compensation plans to focus attention on the achievement of long-term performance objectives. The two plans are the 1994 Stock Option and Restricted Stock Plan (the "1994 Plan") and the 1981 Long-Term Incentive Plan (the "LTIP"). Two-thirds of competitive long-term incentive value is intended to be provided by stock options and one-third by the cash LTIP. Target values vary by level of responsibility, are set at a percentage of base salary and are competitive with those paid at companies in the comparison group. The LTIP provides cash awards based solely on the Corporation's financial results over four-year periods. Goals for this plan are set annually for the successive four-year period. These goals are designed to focus executive officers' attention on long-term growth balanced with return to stockholders. There are two measures of financial performance currently in use and they are weighted equally. They are compound growth in annual earnings per share ("EPS") and return on average stockholder equity ("ROE"). The Committee determines how these measures are to be weighted in calculating potential awards for each incentive period. The LTIP awards to the named executive officers for the four-year period ended March 31, 1996, as shown in the Summary Compensation Table on page 14, reflected the Corporation's achievement of 125% of the LTIP targets.

  The Corporation's 1994 Plan is designed to strengthen the link between the interests of stockholders and management. Stock options are generally granted annually and provide executives a ten-year period, subject to specified vesting requirements, to purchase shares of Common Stock at the full market price of the stock on the day the option was granted. Annual grants are generally equal to a target percent of pay determined competitively and modified by performance. In addition, the Committee considers the size of prior grants, but does not take into account the number of options currently held by an executive officer in determining annual award levels. The number of options needed to provide the target percent of pay is determined by use of the Black-Scholes model for valuing stock options.

Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code
Section 162(m)

  Section 162(m) of the Internal Revenue Code (the "Code") limits the tax deduction to $1 million for compensation paid to certain executive officers of the Corporation named in the proxy statement, unless compensation is performance-based. It has been determined that the limitations did not impact the Corporation in FY 1996. The Committee's present intention is to comply with the requirements of Section 162(m) unless the Committee concludes that required changes would not be in the best interest of the Corporation or its stockholders.

  The Compensation Committee believes that the total compensation paid to the named executive officers in FY 1996 reflects the achievement of the Corporation's goals, attainment of business strategy, and performance consistent with the interests of its stockholders.

Compensation of the Chairman and Chief Executive Officer

  During FY 1996, the Committee reviewed the performance of the Chairman and Chief Executive Officer and made recommendations to the Board concerning his compensation using the same criteria as those discussed at the beginning of this report for determining salaries and incentive compensation levels for the other named executive officers.

  On April 1, 1995, the salary of the Chairman and Chief Executive Officer was increased from $625,000 to $655,000 based on the Corporation's performance for FY 1995, and competitive market data on salary levels. During FY 1996, the Corporation achieved a 15% increase in earnings per share as Mr. Seelenfreund directed the continued implementation of the Corporation's long-range plan. The Corporation reinvested cash into assets and expertise to expand its reach in the pharmaceutical supply chain. In addition, the roles of senior management were realigned to be more responsive to the needs of the marketplace. At the end of the year, the Committee deemed Mr. Seelenfreund's current level of salary to be appropriate for his current duties and responsibilities. His MIP award for FY 1996 represented 43% of his annual compensation and reflected the Corporation's operating results. He also received a cash award of $250,000 under the LTIP for the four-year period ending FY 1996, which represented 125% achievement of the Corporation's long-term financial objectives for this period.

  The stock option award for the Chairman and Chief Executive Officer made in January 1996 represented the Committee's ongoing effort to retain his continuing services and focus his efforts on continuing to build shareholder value.

  It is the Committee's view that the total compensation package for the Chairman and Chief Executive Officer for FY 1996 was based on an appropriate balance of (1) the Corporation's performance, (2) his own performance and (3) competitive practice.

                                          The Compensation Committee

                                          George M. Keller, Chairman
                                          Tully M. Friedman
                                          James R. Harvey
                                          John M. Pietruski

STOCK PRICE PERFORMANCE GRAPHS

  The following graphs compare the cumulative total stockholder return on the Corporation's Common Stock for the periods indicated with the Standard & Poor's 500 Stock Index and the Value Line Health Care Sector Index (comprised of seventy-nine companies in the health care industry, including the Corporation). The stock price performance depicted in the performance graphs is not necessarily indicative of future price performance.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
                       AMONG McKESSON, S&P 500 INDEX AND
                      VALUE LINE HEALTHCARE SECTOR INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

                                             S&P
Measurement Period                 S&P 500   FINANCIAL
(Fiscal Year Covered)   McKESSON   INDEX     INDEX
- ---------------------   --------   -------   ---------
Measurement Pt-1991     $100.00    $100.00   $100.00
FYE 1992                $103.87    $111.08   $118.09
FYE 1993                $148.57    $128.20   $ 99.49
FYE 1994                $203.81    $130.42   $ 97.28
FYE 1995                $500.13    $150.76   $134.01
FYE 1996                $648.28    $199.22   $191.47

* Assumes $100 invested in McKesson Common Stock and in each index on March 31, 1991 and that all dividends are reinvested.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
                       AMONG McKESSON, S&P 500 INDEX AND
                      VALUE LINE HEALTHCARE SECTOR INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                  S&P
Measurement Period                      S&P 500   FINANCIAL
(Fiscal Year Covered)        McKESSON   INDEX     INDEX
- ---------------------        --------   -------   ---------
Measurement Pt-11/21/94      $100.00    $100.00   $100.00
FYE 3/31/95                  $134.69    $111.35   $112.86
FYE 3/31/96                  $174.59    $147.15   $161.09

* Assumes $100 invested in McKesson Common Stock and in each index on November 21, 1994 and that all dividends are reinvested.

EXECUTIVE OFFICER COMPENSATION

  The following table sets forth the compensation for services in all capacities to the Corporation and its subsidiaries (including compensation for services rendered previously to Old McKesson and its subsidiaries) for the three fiscal years ended March 31, 1994, 1995 and 1996, of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Corporation in FY1996.

                          SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                              ----------------------------    -----------------------------
                                                                     AWARDS         PAYOUTS
                                                              --------------------- -------
                                                    OTHER                SECURITIES
                                                   ANNUAL     RESTRICTED UNDERLYING         ALL OTHER
                                                   COMPEN-      STOCK     OPTIONS/   LTIP    COMPEN-
  NAME AND PRINCIPAL                               SATION      AWARD(S)     SARS    PAYOUTS  SATION
       POSITION          YEAR SALARY ($) BONUS ($) ($)(1)       ($)(2)     (#)(3)     ($)    ($)(4)
  ------------------     ---- ---------- --------- -------    ---------- ---------- ------- ---------
Alan Seelenfreund        1996  655,000     500,000     --          0       55,000   250,000  132,164
Chairman and Chief       1995  625,000   1,100,000     --          0       55,000   180,000  140,991
Executive Officer        1994  575,000     775,000     --          0      135,868   140,800  102,145

David E. McDowell(5)     1996  495,000     325,000 131,820(6)      0       35,000   175,000   59,631
President and Chief      1995  480,000     750,000 108,460         0       35,000   105,000   74,368
Operating Officer        1994  450,000     550,000  98,235         0      101,901    61,600   48,829

David L. Mahoney         1996  265,000     125,000     --          0       15,000    52,500   29,344
Vice President and       1995  250,000     337,500     --          0       15,000    42,000   45,258
President, Pharma-       1994  225,000     275,000     --          0      101,901    35,200   30,086
ceutical Services Group

Ivan D. Meyerson         1996  256,000     115,000     --          0        7,000    58,750   24,754
Vice President and       1995  251,000     185,000     --          0       10,000    47,000   41,016
General Counsel          1994  243,000     150,000     --          0       16,983    38,720   29,117

Charles A. Norris(5)     1996  235,000     175,000     --          0       12,000    52,500   19,234
Vice President and       1995  235,000      55,000     --          0        7,000    42,000   38,264
President, McKesson      1994  222,000     175,000     --          0       33,967    35,200   23,729
Water Products
Corporation

- --------
(1) Except as noted in the footnotes below, the dollar value of perquisites and other personal benefits for each named executive officer during FY 1996 was less than established reporting thresholds.

(2) No restricted stock awards were made in the fiscal years listed to any named executive officers. The number and value of the aggregate Restricted Incentive Stock ("RIS") holdings of the named executive officers on Friday, March 29, 1996 (based upon the closing market value stock price of $51.25) were as follows: Mr. Seelenfreund, 22,586 and $1,157,533; Mr. Meyerson, 4,245 and $217,556 and Messrs. McDowell, Mahoney and Norris, 0 and $0. Under the provisions of Old McKesson's 1988 Restricted Stock Plan, RIS Grants were awarded to certain designated key executives with respect to nonqualified options granted under Old McKesson's 1978 Stock Option Plan in order to encourage such persons to hold shares of stock following exercise of nonqualified options. RIS grants were awarded on the basis of one share of Common Stock for every ten option shares. The restrictions imposed on RIS grant shares lapse on the third anniversary of the option exercise date provided the related option shares have not been sold or otherwise disposed of prior to such third anniversary. If they have been so disposed of, then all rights to the RIS grant shares immediately terminate. Dividends are paid on RIS grant shares at the same rate and at the same time as on the Common Stock.

(3) For FY 1994 the table reflects the number of options issued upon the adjustment of Old McKesson options in connection with the PCS Transaction.

(4) For FY 1996, includes the aggregate value of (i) the Corporation's stock contributions under the PSIP, a plan designed to qualify as an employee stock ownership plan under the Internal Revenue Code, allocated to the accounts of the named executive officers, as follows: Mr. Seelenfreund, $12,343; Mr. McDowell, $11,059; Mr. Mahoney, $12,343; Mr. Meyerson,
    $12,343 and Mr. Norris, $12,295; (ii) employer matching contributions under the Supplemental PSIP, an unfunded, nonqualified plan established because of limitations on annual contributions to the PSIP contained in the Code, as follows: Mr. Seelenfreund, $58,905; Mr. McDowell, $39,778; Mr. Mahoney, $15,850; Mr. Meyerson, $10,654 and Mr. Norris, $5,444; and
    (iii) above-market interest accrued on deferred compensation for the following executive officers: Mr. Seelenfreund, $60,916; Mr. McDowell, $8,795; Mr. Mahoney, $1,151; Mr. Meyerson, $1,756 and Mr. Norris, $1,495.

                                             (footnotes continued on next page)

(5) Mr. McDowell resigned as President and Chief Operating Officer of the Corporation effective May 20, 1996 and Mr. Norris became an executive officer of Old McKesson on April 28, 1993.

(6) Includes an annual housing assistance payment in the amount of $60,000 (which amount is equal to 1/10th of the original principal amount of the housing loan made to Mr. McDowell and discussed under "Indebtedness of Executive Officers" on page 18) and imputed interest on the housing assistance loan in the amount of $47,214.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS(1)                GRANT DATE VALUE
                   ------------------------------------------------- ----------------
                     NUMBER OF    % OF TOTAL
                    SECURITIES     OPTIONS
                    UNDERLYING    GRANTED TO  EXERCISE OR               GRANT DATE
                      OPTIONS    EMPLOYEES IN BASE PRICE  EXPIRATION     PRESENT
      NAME         GRANTED(#)(1) FISCAL YEAR   ($/SH)(2)     DATE        VALUE(3)
- -----------------  ------------- ------------ ----------- ---------- ----------------
Alan Seelenfreund     55,000         6.30        50.00     1/31/06       $616,000
David E. McDowell     35,000         4.00        50.00     1/31/06        392,000
David L. Mahoney      15,000         1.70        50.00     1/31/06        168,000
Ivan D. Meyerson       7,000         0.80        50.00     1/31/06         78,400
Charles A. Norris     12,000         1.40        50.00     1/31/06        134,400

- --------
(1) Individual grants become exercisable in installments of 25% per year on each of the first through fourth anniversaries of the grant date. No options were granted with SARs and no freestanding SARs have ever been granted. Upon the occurrence of a change in control of the Corporation (as defined in the 1994 Plan) all options granted by the Corporation become immediately exercisable.

(2) All options were granted at 100% fair market value. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Corporation withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

(3) In accordance with Securities and Exchange Commission rules, a modified Black-Scholes option pricing model was chosen to estimate the grant date present value of 22.4% for the options set forth in this table. The assumptions used in calculating the reported value included: stock volatility, 17.77%; interest rate, 5.65%; annual dividend, $1.00; reductions of approximately 9.61% to reflect probability of forfeiture due to termination prior to vesting and approximately 17.86% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The Corporation does not believe that the Black-Scholes model, or any other model can accurately determine the value of an option. Accordingly, there is no assurance that the value, if any, realized by an executive, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Corporation's stock price.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                                           NUMBER OF SECURITIES
                                          UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                     SHARES                   OPTIONS/SARS AT        IN THE MONEY OPTIONS/
                    ACQUIRED     VALUE       MARCH 31, 1996 (#)    SARS AT MARCH 31, 1996(3)
                   ON EXERCISE REALIZED  ------------------------- -------------------------
      NAME             (#)      ($)(2)   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- -----------------  ----------- --------- ----------- ------------- ----------- -------------
Alan Seelenfreund    127,577   4,645,389   348,953      274,576    $13,083,466  $7,442,846
David E. McDowell    127,378   4,588,491   119,142      180,133      4,371,391   4,898,193
David L. Mahoney      28,335   1,181,472    89,021       97,579      3,152,419   2,772,103
Ivan D. Meyerson      28,396   1,042,814    65,521       43,795      2,502,633   1,250,728
Charles A. Norris       0.00        0.00    96,159       55,037      3,734,257   1,514,069

- --------
(1) All options were granted at 100% fair market value. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Corporation withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

(2) Fair market value of securities underlying options or SARs on the date of exercise minus the exercise price.

(3) Calculated based upon the fair market value share price of $51.25 on Friday, March 29, 1996, less the share price to be paid upon exercise. There is no guarantee that if and when these options are exercised they will have this value.

            LONG-TERM INCENTIVE PLAN AWARDS IN THE LAST FISCAL YEAR

                                         ESTIMATED FUTURE PAYOUTS UNDER
                         PERFORMANCE OR  NON-STOCK PRICE-BASED PLANS(1)
                          OTHER PERIOD   ---------------------------------
                        UNTIL MATURATION  THRESHOLD   TARGET     MAXIMUM
           NAME            OR PAYOUT         ($)        ($)        ($)
           ----         ---------------- ----------- ---------- ----------
     Alan Seelenfreund     Four years        87,770     262,000    393,000
     David E. McDowell     Four years        58,039     173,250    259,875
     David L. Mahoney      Four years        17,755      53,000     79,500
     Ivan D. Meyerson      Four years        17,152      51,200     76,800
     Charles A. Norris     Four years        15,745      47,000     70,500

- --------
(1) The table above represents potential payouts of cash awards, if earned, upon completion of the four-year incentive period ending March 31, 1999. These awards are currently tied to after-tax growth in annual earnings per share (EPS) and return on average stockholder equity (ROE). These two measures of financial performance currently in use are weighted equally. Target amounts will be earned for the EPS objective if 100% of the EPS growth target is achieved; threshold amounts are earned at 50% of target, and maximum amounts at 130% of target. Additionally, target amounts will be earned for the ROE objective if 100% of the ROE growth target is achieved; threshold amounts are earned at 84% of target, and maximum amounts at 116% of target. Awards, if earned, will be paid in cash at the end of the performance cycle.

EXECUTIVE SEVERANCE POLICY AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Corporation has implemented an Executive Severance Policy (the "Policy"), which applies in the event an executive officer is terminated by the Corporation for reasons other than for cause at any time other than within two years following a change in control (as defined in the Policy) of the Corporation. The benefit payable to executive officers under the Policy is equal to 12 months' base salary plus one month's pay per year of service, up to a maximum of 24 months. Such benefits would be reduced or eliminated by any income the executive officer receives from subsequent employers during the severance payment period and discontinued in the event the executive officer is employed by a competitor. Executive officers who are age 55 or older and have 15 or more years of service with the Corporation at the time of such involuntary termination are granted "approved retirement" for purposes of the Corporation's 1984 Executive Benefit Retirement Plan (the "EBRP") and the 1988 Executive Survivor Benefits Plan. The Policy also provides that, upon such involuntary termination, awards under the LTIP are pro-rated for all cycles then in progress. In addition, vesting of stock options and lapse of restrictions on restricted stock awards will cease as of the date of termination, and no severance benefits will be paid beyond age 62.

  The Corporation has entered into termination agreements with 12 executive officers, including Messrs. Seelenfreund, Mahoney, Meyerson and Norris. Pursuant to the Arrangement with Mr. McDowell described on page 14, his agreement is of no further force or effect. The agreements operate independently of the Policy, continue through December 31 of each year, and are automatically extended in one-year increments until terminated by the Compensation Committee (or by the Board of Directors in the case of Mr. Seelenfreund's agreement). The agreements are automatically extended for a period of two years following any change in control.

  The agreements provide for the payment of certain severance and other benefits to executive officers whose employment is terminated within two years of a change in control of the Corporation. Specifically, if following a change in control, the executive officer is terminated by the Corporation for any reason, other than for "Cause" (as defined in the agreements), or if such executive officer terminates his or her employment for "Good Reason" (as that term is defined in the agreements), then the Corporation will pay to the executive officer, as severance pay in cash, an amount equal to 2.99 times his or her "base amount" (as that term is defined in Section 280G of the Code) less any amount which constitutes a "parachute payment" (as defined in Section
280G). The Corporation will also continue the executive officer's coverage in the health and welfare benefit plans in which he or she was a participant as of the date of termination of employment, and the executive officer will continue to accrue benefits under the EBRP, in both such cases for the period of time with respect to which the executive officer would be entitled to payments under the Corporation's Executive Severance Policy (as described above) if the executive officer's termination of employment had been covered by such Policy. In addition, if the executive officer is age 55 or older and has 15 or more years of service (as determined under such plan on the date of executive's termination of employment), then such termination will automatically be deemed to be an "approved retirement" under the terms of the EBRP. The amount of severance benefits paid shall be no higher than the amount that is not subject to disallowance of deduction under Section 280G of the Internal Revenue Code.

  For purposes of the termination agreements and as used elsewhere in this proxy statement, a "change in control" is generally deemed to occur if: (i) any "person" (as defined in the Securities Exchange Act of 1934, as amended) other than the Corporation or any of its subsidiaries or a trustee or any fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, acquires securities representing 30% or more of the combined voting power of the Corporation's then outstanding securities; (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new director whose election by the Board of Directors or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
(iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Corporation's then outstanding securities; or (iv) the stockholders approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of its assets.

  The Corporation has entered into an arrangement with Mr. McDowell concerning his resignation as President and Chief Operating Officer of the Corporation effective May 20, 1996 (the "Arrangement"). Under the Arrangement, Mr. McDowell will continue as an employee of the Corporation, in a senior advisory capacity, until November 30, 1997. His base compensation will remain at its current level until March 31, 1997, at which time it will be reduced by 50%. Mr. McDowell will be eligible for an MIP bonus award at his current target percentage of salary for FY 1997, and a pro-rata award for FY 1998; will receive an LTIP award for the four-year incentive period ending March 31, 1997 and pro-rata awards for all other incentive periods then in effect (assuming, in each case, that corporate performance objectives are met); and, will continue to participate in all other employee benefit plans in which he currently participates until his service under the Arrangement terminates, at which time he will be granted an "approved retirement" under the 1984 Executive Benefit Retirement Plan (the "EBRP"). In addition, the Corporation will continue to make an annual payment in the amount of $60,000 in January each year through calendar 1997 (or such later date as may be mutually agreed upon) into the DCAP II account associated with Mr. McDowell's housing loan, which loan is to be repaid in full upon termination of the Arrangement.

PENSION BENEFITS

  The table below illustrates the estimated combined annual benefits payable upon retirement at age 65 under the Corporation's qualified retirement plan and the supplemental EBRP in the specified compensation and years-of-service classifications. The benefits are computed as single life annuity amounts.



 FIVE YEAR                                  YEARS OF SERVICE
  AVERAGE        --------------------------------------------------------------------
COMPENSATION        15             20             25             30             35
- ------------     --------       --------       --------       --------       --------
$  200,000       $ 93,100       $110,800       $120,000       $120,000       $120,000
$  400,000        186,200        221,600        240,000        240,000        240,000
$  600,000        279,300        332,400        360,000        360,000        360,000
$  800,000        372,400        443,200        480,000        480,000        480,000
$1,000,000        465,500        554,000        600,000        600,000        600,000
$1,200,000        558,600        664,800        720,000        720,000        720,000
$1,400,000        651,700        775,600        840,000        840,000        840,000

  The compensation covered under the plans whose benefits are summarized in the above table includes the base salary and annual bonus amounts reported in the Summary Compensation Table.

  The estimated credited years of service at March 31, 1996 for each of the executive officers named in the Summary Compensation Table are as follows: Mr. Seelenfreund, 21; Mr. McDowell, 4; Mr. Mahoney, 6; Mr. Meyerson, 18 and Mr. Norris, 6.

  The benefit under the EBRP is a percentage of final average pay based on years of service or is determined by the Board of Directors. The maximum benefit is 60% of final average pay. The total paid under the EBRP is not reduced by Social Security benefits but is reduced by those benefits payable on a single life basis under the Corporation's qualified retirement plan. Based on approved retirement at the time Mr. McDowell's Arrangement with the Corporation (as described on page 17) terminates, it is estimated that he will receive a combined annual benefit payable under the Retirement Plan and the EBRP of approximately $200,000.

CERTAIN TRANSACTIONS

  The Corporation and its subsidiaries also have transactions in the ordinary course of business with unaffiliated corporations of which certain of the Corporation's nonemployee directors are directors and/or executive officers. The Corporation does not consider the amounts involved in such transactions to be material in relation to the businesses of such other corporations or the interests of the directors involved. The Corporation anticipates that similar transactions will occur in FY 1997.

INDEBTEDNESS OF EXECUTIVE OFFICERS

  Under the 1973 Stock Purchase Plan, which plan was assumed by the Corporation from Old McKesson upon consummation of the PCS Transaction, loans bearing interest at the rate of 8% per annum have been made to key employees of the Corporation and its subsidiaries for the purchase of shares of the Corporation's Common Stock at 100% of the fair market value on the date of purchase. No such loans were made during FY 1996.

  The table below shows as to each director or executive officer who was indebted to the Corporation in an amount exceeding $60,000 at any time during the period April 1, 1995 through May 15, 1996, (i) the largest aggregate amount of indebtedness outstanding during such period, and (ii) the amount of indebtedness outstanding at May 15, 1996. All indebtedness shown in the case of Messrs. Dalby, Ferrell, Hawkins and Mahoney resulted from loans under the 1973 Stock Purchase Plan. The amounts shown for Messrs. Armstrong, Hammergren and McDowell relate to secured loans given to assist those named executives with housing relocation from other areas upon joining the Corporation (see footnote
(6) to the Summary Compensation Table on page 14 for further information regarding Mr. McDowell's loan). Such loans are without interest so long as the individuals remain in the employ of the Corporation, and thereafter at a market rate.

                             LARGEST AGGREGATE    AMOUNT OF
                                 AMOUNT OF     INDEBTEDNESS AT
                               INDEBTEDNESS     MAY 15, 1996
                             ----------------- ---------------
       William A. Armstrong      $ 95,000         $ 95,000
       Michael T. Dalby            75,041           63,545
       Kevin B. Ferrell           725,963          637,643
       John H. Hammergren         500,000          500,000
       Richard H. Hawkins         121,505          102,065
       David L. Mahoney           108,367           94,925
       David E. McDowell          600,000          600,000

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  At the recommendation of the Audit Committee, the Board of Directors has reappointed the firm of Deloitte & Touche LLP as the principal independent auditors to audit the consolidated financial statements of the Corporation and its subsidiaries for the fiscal year ending March 31, 1997, such appointment to continue at the pleasure of the Board of Directors. Deloitte & Touche has acted as the Corporation's independent auditors for several years, is knowledgeable about the Corporation's operations and accounting practices, and is well qualified to act in the capacity of auditor.

  Representatives of Deloitte & Touche are expected to be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

ADDITIONAL INFORMATION

  The audited financial statements of the Corporation for the fiscal year ended March 31, 1996 are included in the enclosed Appendix to this Proxy Statement. The Appendix also contains the information required by the Securities and Exchange Commission to be included in an annual report to security-holders.

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  A stockholder who intends to submit a proposal for inclusion pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 in the proxy statement for the 1997 Annual Meeting, must send the proposal so as to be received by the Vice President and Corporate Secretary at the principal executive offices of the Corporation, One Post Street, San Francisco, CA 94104, no later than February 17, 1997.

                                          By Order of the Board of Directors

                                          /s/ NANCY A. MILLER

                                          NANCY A. MILLER
                                          Vice President and Corporate
                                           Secretary

June 17, 1996

  A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 31, 1996, EXCLUDING CERTAIN EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, BOX K, MCKESSON CORPORATION, ONE POST STREET, SAN FRANCISCO, CA 94104.

                                                                        APPENDIX



                              MCKESSON CORPORATION
                       GENERAL AND FINANCIAL INFORMATION

                                FISCAL YEAR 1996

                        [LOGO OF MCKESSON APPEARS HERE]

DIRECTORS

 Alan Seelenfreund............. Chairman of the Board and Chief Executive
                                 Officer, McKesson
 Mark A. Pulido................ President and Chief Operating Officer, McKesson
 Mary G.F. Bitterman........... President and Chief Executive Officer, KQED,
                                 Inc.
 Tully M. Friedman............. General Partner, Hellman & Friedman
 George M. Keller.............. Chairman and Chief Executive Officer, Retired,
                                 Chevron Corp.
 John M. Pietruski............. Chairman and Chief Executive Officer, Retired,
                                 Sterling Drug Inc.
 Carl E. Reichardt............. Chairman of the Board, Retired, Wells Fargo &
                                 Company
 Jane E. Shaw.................. Founder, The Stable Network
 Robert H. Waterman, Jr. ...... Founder and President, The Waterman Group, Inc.
 EXECUTIVE OFFICERS
 Alan Seelenfreund............. Chairman of the Board and Chief Executive
                                 Officer
 Mark A. Pulido................ President and Chief Operating Officer
 William A. Armstrong.......... Vice President Human Resources and
                                 Administration
 Michael T. Dalby.............. Vice President Strategic Planning
 Jon W. d'Alessio.............. Staff Vice President and Treasurer
 Kevin B. Ferrell.............. Vice President and Chief Financial Officer
 John H. Hammergren............ Vice President and President of McKesson Health
                                 Systems
 Richard H. Hawkins............ Vice President and Controller
 David L. Mahoney.............. Vice President and President of McKesson's
                                 Pharmaceutical Services Group
 Ivan D. Meyerson.............. Vice President and General Counsel
 Nancy A. Miller............... Vice President and Corporate Secretary
 Charles A. Norris............. Vice President and President of McKesson Water
                                 Products Company
 Robert A. Sigel............... Vice President and President of Millbrook
                                 Distribution Services Inc.

STOCK EXCHANGES; STOCKHOLDERS

  The Company's common stock is listed on the New York and Pacific Stock Exchanges. As of March 31, 1996, there were 15,143 stockholders of record.

FORM 10-K

  A copy of the Company's Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 1996, excluding exhibits thereto, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corp., One Post Street, San Francisco, CA 94104.

COMMON STOCK PRICES AND DIVIDENDS

  The Company's common stock prices and dividend information appears in Financial Note 17, "Quarterly Financial Information" on pages 41 and 42 of this Appendix.

                             FINANCIAL INFORMATION

                                    CONTENTS

                                                                           PAGE
                                                                           ----
Six-Year Highlights.......................................................   2
Financial Review..........................................................   7
Statement of Management's Responsibility..................................  16
Independent Auditors' Report..............................................  17
Consolidated Financial Statements
  Statements of Consolidated Income for the years ended March 31, 1996,
   1995 and 1994..........................................................  18
  Consolidated Balance Sheets, March 31, 1996, 1995 and 1994..............  19
  Statements of Consolidated Stockholders' Equity for the years ended
   March 31, 1996, 1995 and 1994..........................................  20
  Statements of Consolidated Cash Flows for the years ended March 31,
   1996, 1995 and 1994....................................................  22
  Financial Notes.........................................................  23

                              SIX-YEAR HIGHLIGHTS

                            CONSOLIDATED OPERATIONS

                                             YEARS ENDED MARCH 31
                          ----------------------------------------------------------------------------------
                            1996        1995                 1994           1993       1992           1991
                          ---------   ---------            ---------      ---------  ---------      --------
                                (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Revenues................  $13,716.4   $13,189.1            $12,251.4      $11,555.7  $10,209.3      $8,325.1
 Percent change.........        4.0%        7.7%                 6.0%          13.2%      22.6%          8.2%
Gross profit(/1/).......    1,147.0     1,093.9(/1/)         1,064.4        1,064.8      997.5         941.8
 Percent of revenues....        8.4%        8.3%                 8.7%           9.2%       9.8%         11.3%
Operating profit........      277.0        74.7(/2/)           262.4          253.2      153.3(/3/)    224.1
 Percent change.........      270.8%      (71.5)%                3.6%          65.2%     (31.6)%        (2.9)%
 Percent of revenues....        2.0%         .6%                 2.1%           2.2%       1.5%          2.7%
Operating margin
 (deficit)(/4/).........      274.1       (24.7)(/5/)          265.4(/6/)     213.6      107.4(/7/)    198.4
 Percent of revenues....        2.0%       (0.2)%                2.2%           1.8%       1.1%          2.4%
Interest expense........       46.7        46.0                 41.3           49.5       55.2          55.3
Income (loss) before
 taxes on income........      227.4       (70.7)(/5/)          224.1(/6/)     164.1       52.2(/7/)    143.1
 Percent change.........         --          --                 36.6%         214.4%     (63.5)%        (7.6)%
Taxes on income.........       88.7       111.5(/8/)            88.6           65.6       28.0          56.9
 Effective tax rate.....       39.0%         --                 39.5%          40.0%      53.6%         39.8%
Income (loss) after
 taxes
 Continuing operations..      135.4      (193.2)(/5/)(/8/)     126.5(/6/)      95.1       22.0(/7/)     85.0
  Percent change........         --          --                 33.0%         332.3%     (74.1)%        (1.6)%
 Discontinued
  operations............         --       597.7(/9/)            30.6           19.6       10.3          10.3
 Extraordinary item--
  debt extinguishment...         --          --                 (4.2)            --         --            --
 Cumulative effects of
  accounting changes....         --          --                (16.7)            --     (110.5)           --
Net income (loss).......      135.4       404.5                136.2          114.7      (78.2)         95.3
 Percent change.........      (66.5)%     197.0%                18.7%            --         --           1.7%
Average stockholders'
 equity.................    1,043.3       808.3                623.1          581.5      593.3         660.1
 Return on
  equity(/1//0/)........       13.0%       50.0%                21.9%          19.7%     (13.2)%        14.4%
Total dividends
 declared...............       44.7        61.5                 77.1           74.4       72.3          71.8
Common dividends
 declared...............       44.7        56.5                 66.9           64.0       61.8          61.2
Fully diluted earnings
 (loss) per common share
 Continuing operations..  $    2.90   $   (4.29)           $    2.78      $    2.07  $     .39      $   1.90
  Percent change........         --          --                 34.3%         430.8%     (79.5)%         1.6%
 Discontinued
  operations............         --       13.15                  .70            .44        .26           .23
 Extraordinary item.....         --          --                 (.10)            --         --            --
 Cumulative effects of
  accounting changes....         --          --                 (.38)            --      (2.85)           --
 Total..................       2.90        8.86                 3.00           2.51      (2.20)         2.13
  Percent change........      (67.3)%     195.3%                19.5%            --         --           4.9%

- -------
(1) Revenues less cost of sales, in fiscal 1995 includes $36.9 million of charges for restructuring, asset impairment and other operating items, 0.3% of revenues.
(2) Includes $208.0 million in charges for restructuring, asset impairment and other operating items, 1.6% of revenues.
(3) Net of restructuring charges of $69.7 million, 0.7% of revenues.
(4) Income from continuing operations before interest expense, taxes on income and minority interest.
(5) Includes $59.4 million of compensation costs related to the PCS Transaction, $222.9 million of charges for restructuring, asset impairment and other operating items and $2.0 million of contributions to the McKesson Foundation, representing 2.2% of revenues in the aggregate, $202.4 million after-tax.
(6) Includes pre-tax gain of $37.4 million, 0.3% of revenues, $24.5 million after-tax, relating to a $55.1 million gain on the sale and donation of Armor All stock, partially offset by a contribution of Armor All stock to the McKesson Foundation of $4.3 million and a loss on the termination of interest rate swap arrangements of $13.4 million.
(7) Net of restructuring charges of $82.8 million, 0.8% of revenues, $56.8 million after-tax.
(8) Includes $107.0 million of income tax expense related to the sale of PCS.
(9) Includes gain on sale of PCS of $576.7 million.
(10) Based on net income.

                              SIX-YEAR HIGHLIGHTS

                        CONSOLIDATED FINANCIAL POSITION

                                         YEARS ENDED MARCH 31
                         ------------------------------------------------------------------
                           1996      1995          1994      1993      1992          1991
                         --------  --------      --------  --------  --------      --------
                            (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Customer receivables.... $  741.7  $  766.3      $  737.8  $  723.5  $  669.7      $  494.1
 Days of sales(/1/).....     19.5      20.9          21.7      22.5      23.0          21.4
Inventories--LIFO cost..  1,379.1   1,160.2         993.5     885.4     847.8         694.7
Inventories--FIFO cost..  1,673.1   1,464.6       1,311.6   1,214.4   1,157.4         976.6
 Days of sales(/1/).....     47.9      43.6          42.2      41.7      44.1          47.6
 Days of sales excluding
  sales to customers'
  warehouses(/1/).......     63.2      57.3          56.3      55.5      58.3          61.9
Drafts and accounts
 payable................  1,389.0   1,296.5       1,130.5   1,074.6     990.4         723.3
 Days of sales(/1/).....     39.8      38.6          36.4      36.9      37.8          35.3
Current assets..........  2,665.0   2,699.4       1,873.5   1,757.5   1,702.3       1,363.4
Current liabilities.....  1,722.6   1,738.2       1,428.2   1,419.1   1,316.7         992.4
Working capital.........    942.4     961.2         445.3     338.4     385.6         371.0
 Percent of
  revenues(/1/).........      6.9%      7.3%          3.6%      2.9%      3.7%          4.5%
Property, plant and
 equipment--net.........    379.8     366.3         396.6     390.2     391.5         386.5
 Percent of reve-
  nues(/1/).............      2.8%      2.8%          3.2%      3.4%      3.7%          4.6%
Capital expenditures....     77.3      82.3          74.1      56.9      70.6          74.1
Total assets............  3,503.9   3,479.2       2,835.0   2,603.6   2,580.6       2,246.4
Total debt(/2/).........    477.4     498.3         538.0     434.1     579.1         602.7
Stockholders' equity....  1,064.6   1,013.5         678.6     619.4     554.5         675.6
Capital employed(/3/)...  1,542.0   1,511.8       1,216.6   1,053.5   1,133.6       1,278.3
 Ratio of debt to
  capital employed......     31.0%     33.0%         44.2%     41.2%     51.1%         47.1%
Average capital
 employed(/3/)..........  1,605.7   1,378.1       1,121.1   1,093.3   1,184.2       1,219.1
 Turnover(/4/)..........      8.5       9.6          10.9      10.6       8.6           6.8
Fully diluted shares....     46.7      45.5          44.1      44.8      38.8(/5/)     44.6
Common shares
 outstanding at 3/31....     44.8      44.4          40.6      40.6      38.9          38.2
Dividends per common
 share..................     1.00      1.34          1.66      1.60      1.60          1.60
Cash distribution from
 PCS
 Transaction per common
  share.................       --     76.00(/6/)       --        --        --            --
Book value per common
 share(/7/).............    23.76     22.83         16.38     14.99     13.97         17.44
Market price
 High...................   55 5/8   109 1/4        68 1/2    47 1/8    40 1/8          38
 Low....................   37 1/4    30 1/8        38 5/8    30 1/4      32          26 7/8
 At year end............   51 1/4    40 3/8        59 1/2    44 3/4    32 5/8        32 7/8

- -------
(1) Based on year-end balances and sales or cost of sales assuming major acquisitions occurred at beginning of year.

(2) Total debt includes all interest-bearing debt and capitalized lease obligations.

(3) Capital employed consists of total debt and stockholders' equity.

(4) Revenues divided by average capital employed.

(5) Excludes convertible securities which were anti-dilutive.

(6) Received by shareholders directly from Eli Lilly and Company.

(7) Stockholders' equity less preferred stock plus portion of ESOP notes and guarantee related to the Series B ESOP preferred stock divided by year-end common shares outstanding.

                              SIX-YEAR HIGHLIGHTS

                               REPORTING SEGMENTS

                                           YEARS ENDED MARCH 31
                         ---------------------------------------------------------------------------
                           1996        1995             1994        1993       1992           1991
                         ---------   ---------        ---------   ---------  --------       --------
                                           (DOLLARS IN MILLIONS)
HEALTH CARE SERVICES
 Revenues............... $12,667.8   $12,063.1        $11,075.4   $10,360.5  $9,042.7       $7,104.4
  Percent change........       5.0%        8.9%             6.9%       14.6%     27.3%          10.3%
 Sales to customers'
  warehouses............   3,011.1     2,888.1          2,800.7     2,607.2   2,066.3        1,706.5
 Revenues excluding
  sales to customers'
  warehouses............   9,656.7     9,175.0          8,274.7     7,753.3   6,976.4        5,397.9
  Percent change........       5.3%       10.9%             6.7%       11.1%     29.2%          10.9%
 Operating profit.......     206.1        76.1(/1/)       165.6       169.9     105.1(/2/)     161.9
  Percent change........     170.8%      (54.0)%           (2.5)%      61.7%    (35.1)%         18.3%
  Percent of revenues...       1.6%         .6%(/1/)        1.5%        1.6%      1.2%(/2/)      2.3%
  Percent of revenues
   excluding sales to
   customers'
   warehouses...........       2.1%         .8%(/1/)        2.0%        2.2%      1.5%(/2/)      3.0%
 Average capital
  employed(/3/).........   1,043.5       989.5            836.9       663.3     722.7          656.4
  Turnover(/4/).........      12.1        12.2             13.2        15.6      12.5           10.8
  Return(/5/)...........      19.8%        7.7%            19.8%       25.6%     14.5%          24.6%
 Segment assets.........   2,525.3     2,148.6          1,951.6     1,759.5   1,699.2        1,340.2
 Capital expenditures...      43.5        44.4             34.4        24.5      38.3           26.4
 Depreciation...........      33.9        30.2             23.1        20.2      20.4           16.5
 Amortization of
  intangibles...........       6.9         7.0              6.9         6.1       7.0            7.6
SERVICE MERCHANDISING
 Revenues...............     564.7       648.2            747.6       788.4     778.3          839.7
  Percent change........     (12.9)%     (13.3)%           (5.2)%       1.3%     (7.3)%          (.4)%
 Operating profit.......      20.3       (56.2)(/6/)       21.5        20.8       2.7           24.5
  Percent change........     136.1%     (361.4)%            3.4%      670.4%    (89.0)%           --
  Percent of revenues...       3.6%       (8.7)%(/6/)       2.9%        2.6%       .3%           2.9%
 Average capital
  employed(/3/).........      71.5       140.2            174.6       167.3     181.9          196.3
  Turnover(/4/).........       7.9         4.6              4.3         4.7       4.3            4.3
  Return(/5/)...........      28.4%      (40.1)%           12.3%       12.4%      1.5%          12.5%
 Segment assets.........     111.1       130.2            247.8       275.8     263.8          293.3
 Capital expenditures...       2.1         3.9              4.6         7.2       2.7            5.9
 Depreciation...........       3.1         5.5              7.1         8.2       9.8           10.4
 Amortization of
  intangibles...........        --         1.4              1.8         1.8       2.5            2.3

- --------
(1) Includes $107.3 million of charges for restructuring, asset impairment and other operating items, .9% of revenues, 1.2% of revenues excluding sales to customers' warehouses.

(2) Net of restructuring charges of $69.7 million, 0.8% of revenues, 1.0% of revenues excluding sales to customers' warehouses.

(3) Net assets of the segment.

(4) Revenues divided by average capital employed.

(5) Operating profit divided by average capital employed.

(6) Includes $83.4 million of charges for restructuring, asset impairment and other operating items, 12.9% of revenues.

                              SIX-YEAR HIGHLIGHTS

                              REPORTING SEGMENTS

                                   YEARS ENDED MARCH 31
                         ------------------------------------------------------
                          1996     1995         1994    1993     1992     1991
                         ------   ------       ------  ------   ------   ------
                                   (DOLLARS IN MILLIONS)
WATER PRODUCTS
 Revenues............... $259.3   $246.0       $240.3  $229.6   $232.8   $236.7
  Percent change........    5.4%     2.4%         4.7%   (1.4)%   (1.6)%    1.8%
 Operating profit.......   39.6     14.5(/4/)    37.0    30.4     24.1     24.3
  Percent change........  173.1%   (60.8)%       21.7%   26.1%    (0.8)%  (34.5)%
  Percent of revenues...   15.3%     5.9%(/4/)   15.4%   13.2%    10.4%    10.3%
 Average capital
  employed(/1/).........  114.2    122.7        119.4   107.9    104.4    103.1
  Turnover(/2/).........    2.3      2.0          2.0     2.1      2.2      2.3
  Return(/3/)...........   34.7%    11.8%        31.0%   28.2%    23.1%    23.6%
 Segment assets.........  142.0    142.3        150.4   135.7    132.6    127.3
 Capital expenditures...   24.8     26.3         28.7    20.6     25.9     25.9
 Depreciation...........   21.4     20.3         18.3    16.8     15.9     15.5
 Amortization of
  intangibles...........    0.1      0.2           --      --       --       --
ARMOR ALL
 Revenues...............  186.3    216.8        182.3   168.4    146.1    133.8
  Percent change........  (14.1)%   18.9%         8.3%   15.3%     9.2%   (19.1)%
 Operating profit.......   11.0     40.3         38.3    32.1     21.4     13.4
  Percent change........  (72.7)%    5.2%        19.3%   50.0%    59.7%   (58.5)%
  Percent of revenues...    5.9%    18.6%        21.0%   19.1%    14.6%    10.0%
 Average capital
  employed(/3/)
  --net of minority
   interest.............   68.4     68.1         66.7    84.7     77.1     81.7
  Turnover(/2/)(/5/)....    1.5      1.8          1.7     1.6      1.6      1.4
  Return(/3/)(/5/)......    8.6%    33.1%        35.0%   31.3%    22.9%    13.6%
 Segment assets(/6/)....  158.9    172.9        151.8   140.6    138.8    115.9
 Capital expenditures...    1.6      2.0          1.4     0.7      0.8      1.3
 Depreciation...........    1.5      1.3          1.1     1.2      1.2      0.8
 Amortization of
  intangibles...........    2.5      2.5          2.7     3.8      4.3      4.4

- --------
(1) Net assets of the segment.

(2) Revenues divided by average capital employed.

(3) Operating profit divided by average capital employed.

(4) Includes $17.3 million of charges for restructuring, asset impairment and other operating items, 7.0% of revenues.

(5) Calculated on average capital employed before deduction for minority interest.

(6) Armor All segment assets include $20.9 million, $22.2 million and $26.3 million of cash and cash equivalents at March 31, 1996, 1995 and 1994, respectively.

                              SIX-YEAR HIGHLIGHTS

                              REPORTING SEGMENTS

                                   YEARS ENDED MARCH 31
                        --------------------------------------------------------
                         1996    1995          1994        1993    1992    1991
                        ------  -------       ------      ------  ------  ------
                                  (DOLLARS IN MILLIONS)
CORPORATE
 Revenues.............. $ 38.3  $  15.0       $  5.8      $  8.8  $  9.4  $ 10.5
 Expenses..............  (34.1)  (112.6)(/2/)    1.8(/3/)  (45.4)  (53.1)  (30.6)
 Average capital
  employed(/1/)........  308.1     57.6        (76.5)       70.1    98.1   181.1
 Total assets*.........  566.6    885.2        333.4       292.0   346.2   369.7
 Capital expenditures..    5.3      5.7          5.0         3.9     2.9    14.6
 Depreciation..........    1.9      1.4          6.2         9.9    10.1    10.0
 *Total assets include:
  Cash and cash
   equivalents and
   marketable
   securities..........  456.3    670.5         62.7        77.6   145.2   155.4
  Net assets of
   discontinued
   operations in other
   assets(/4/).........     --       --        119.1        66.2    60.4    21.2

- --------
(1) Net assets of the segment.

(2) Includes $76.3 million of expense related to compensation costs associated with the PCS Transaction, charges for restructuring, asset impairment and other operating items and contributions to the McKesson Foundation.

(3) Includes $37.4 million in income consisting of a $55.1 million gain on the sale and donation of Armor All stock, partially offset by a contribution to the McKesson Foundation of $4.3 million and a loss on the termination of interest rate swap arrangements of $13.4 million.

(4) Includes net assets of PCS prior to disposition, November 21, 1994.

                                FINANCIAL REVIEW

RESULTS OF OPERATIONS

  Fiscal 1996 income from continuing operations was $135.4 million, $2.90 per fully diluted share, an increase of 17% over the prior year's income from continuing operations of $116.2 million before unusual items. Fiscal 1995 income includes expenses associated with the sale of PCS and charges resulting from initiatives to streamline the distribution and water businesses. Fiscal 1994 results include a gain on the sale of Armor All stock and other charges. For purposes of discussing the results of operations, these income and expense items are referred to as "unusual items" in the Financial Review.

                                         YEARS ENDED MARCH 31
                          -----------------------------------------------------
                                1996             1995               1994
                          ---------------- ------------------ -----------------
                           PRE-                                PRE-
                           TAX   AFTER-TAX PRE-TAX  AFTER-TAX  TAX    AFTER-TAX
                          ------ --------- -------  --------- ------  ---------
                                             (IN MILLIONS)
Income from Continuing
 Operations
  Before unusual items
   and minority interest. $227.4  $138.7   $ 213.6   $ 127.2  $186.7   $111.0
  Minority interest in
   net income of Armor
   All...................           (3.3)              (11.0)            (9.0)
                          ------  ------   -------   -------  ------   ------
  Before unusual items...  227.4   135.4     213.6     116.2   186.7    102.0
  Unusual Items
   Compensation costs
    related to the PCS
    Transaction..........                    (59.4)    (45.3)
   Income tax expense
    related to the PCS
    Transaction..........                             (107.0)
   Charges for
    restructuring, asset
    impairment and other
    operating items......                   (222.9)   (158.1)
   Gain on sale of Armor
    All stock............                                       52.1     32.3
   Other.................                     (2.0)      1.0   (14.7)    (7.8)
                          ------  ------   -------   -------  ------   ------
Income (loss) from
 Continuing Operations... $227.4  $135.4   $ (70.7)  $(193.2) $224.1   $126.5
                          ======  ======   =======   =======  ======   ======

PCS Transaction

  On November 21, 1994 McKesson and Eli Lilly and Company ("Eli Lilly") completed a transaction whereby Eli Lilly effectively acquired McKesson's pharmaceutical benefits management business which consisted primarily of PCS Health Systems, Inc. and Clinical Pharmaceuticals, Inc., both wholly-owned subsidiaries of McKesson. Of the approximately $4 billion of proceeds from this transaction, approximately $600 million was paid to the Company. An additional $24 million of the $4 billion consideration was received from Eli Lilly to fund deferred vested stock option payments. The remainder of the $4 billion was paid directly to the McKesson shareholders by Eli Lilly.

Unusual Items--Fiscal 1995

  The $59.4 million of pre-tax compensation costs related to the PCS Transaction consists of $23.6 million associated with an allocation of cash and shares to ESOP plan participants resulting from a paydown of ESOP debt by the ESOP trust, and $35.8 million associated with the Company's vested stock options and other compensation programs.

  The $107.0 million of income tax expense resulted from the distribution of McKesson common stock to effect the PCS Transaction.

  The $222.9 million pre-tax charge for restructuring, asset impairment and other operating items resulted, in part, from the initiation by the Company's management of several measures designed to streamline operations and improve productivity in the Company's Health Care Services, Service Merchandising and Water Products segments. These measures included consolidation of certain facilities, workforce reductions and divestiture of under-performing assets and were expected to reduce operating expenses, improve working capital efficiency and enhance customer service. Approximately $83 million of the charge related to a write-down of the Company's investment in its Service Merchandising business as a result of significant changes in that business' customer base and marketplace. Other charges consist primarily of write-downs of assets to be disposed of to fair value less costs to sell, impairment losses on capitalized software due to changes in technology, severance for announced workforce reductions, write-downs of inventory associated with the discontinuation of certain product lines, and receivables reserves related to facility closures and a reassessment of credit risks in the Health Care Services segments. The assets to be disposed of are associated with facility consolidations in the Health Care Service and Water Products segments and surplus properties held by the Company. The disposition of these properties is expected to occur over the next three years.

Unusual Items--Fiscal 1994

  Fiscal 1994 income from continuing operations includes a $52.1 million pre-tax gain on the sale of Armor All stock, a pre-tax loss of $13.4 million from the termination of interest rate swap arrangements and a $1.3 million pre-tax charge for the contribution of Armor All shares to the McKesson Foundation.

Net Income

  Fiscal 1996 net income was $135.4 million or $2.90 per fully-diluted share. Fiscal 1995 net income was $404.5 million or $8.86 per fully diluted share, both of which include amounts related to the PCS Transaction and to initiatives taken by the Company to enhance the productivity of its businesses. The Company recorded income of $597.7 million from discontinued operations, including a gain on the sale of PCS of $576.7 million and $21.0 million for PCS earnings during the part of the year it was owned by the Company. Fiscal 1994 net income was $136.2 million or $3.00 per share which includes $126.5 million from continuing operations, $30.6 million from the PCS discontinued operations, an extraordinary after-tax loss of $4.2 million from the early retirement of debt and a $16.7 million after-tax charge for the cumulative effect of the accounting change to adopt Statement of Financial Accounting Standards ("SFAS") No. 112 "Employers' Accounting for Postemployment Benefits."

BUSINESS SEGMENTS

  The Company's business segments consist of Health Care Services, Service Merchandising, Water Products and Armor All. Health Care Services is the Company's primary business and includes the U.S. pharmaceutical and health care products distribution business, its operations to support the needs of pharmaceutical and other health care product manufacturers, institutional and retail customers and its international pharmaceutical distribution operations (including Canada and an equity interest in a Mexican distribution business).

  Service Merchandising distributes health and beauty care products, general merchandise and specialty foods to supermarkets, drug stores and discount department stores. It was previously included in the Health Care Services segment and has been reclassified as a separate segment to better reflect health care related activities in the Health Care Services segment. Prior year amounts have been reclassified accordingly.

  Water Products is engaged in the processing, delivery and sale of bottled drinking water and the sale of packaged water to retail stores.

  Armor All Products Corporation is a majority-owned subsidiary engaged in developing and marketing branded appearance enhancement and protection products for the automotive and homecare markets.

REVENUE GROWTH

  In fiscal 1996, revenues increased by $527.3 million or 4% to $13.7 billion from the prior year. Revenues of $13.2 billion in fiscal 1995 increased 8% from fiscal 1994. Substantially all of the revenue growth was from existing businesses.

  Revenues for Health Care Services increased 5% in fiscal 1996 compared with increases of 9% and 7%, respectively, in 1995 and 1994. The growth in fiscal 1996 was dampened by the loss of a high-volume customer at the beginning of the fiscal year. All customer segments (retail and institutional) recorded revenue increases, with significant contributions from the Valu-Rite and proprietary generic drug programs. Revenue growth accelerated in the fourth quarter of fiscal 1996, increasing 9% excluding sales to customers' warehouses compared with the fourth quarter of fiscal 1995.

  Revenues for Service Merchandising decreased 13% in fiscal 1996 to $564.7 million and 13% to $648.2 million in fiscal 1995 as strong competitive pressures and customer consolidations resulted in the loss of several large customers in both years.

  Water Products revenues increased 5% in fiscal 1996 to $259.3 million and 2% to $246.0 million in fiscal 1995. The increases in both years resulted from higher packaged water sales to the grocery trade and moderate growth in the direct-delivery business, mitigated by a decrease in sales of vended water.

  Armor All revenues declined 14% in fiscal 1996 to $186.3 million due to reduced consumer demand for automotive protectant and appearance products as well as efforts by retailers to reduce inventories. In fiscal 1995, Armor All revenues increased 19% to $216.8 million due primarily to sales of new products.

  Corporate revenues in fiscal 1996 increased to $38.3 million from $15.0 million in fiscal 1995, primarily due to increased interest income from higher cash and short-term investment balances as a result of the full year benefit from the PCS Transaction proceeds.

OPERATING PROFIT

  Health Care Services operating profit before unusual items rose 12% to $206.1 million in fiscal 1996. Operating profit for Health Care Services in fiscal 1995 included charges of $107.3 million for unusual items. The U.S. distribution business experienced intense competition in fiscal 1996 which caused a decline in selling margins. This decline was offset by product management efforts under the Company's proprietary generic pharmaceutical program and other inventory management programs, as well as operating expense efficiencies. Fiscal 1996 operating profits also included the start-up and research and development costs of strategic initiatives. These costs were offset by a pre-tax gain of $11.2 million on the sale of the Company's interest in a Central American pharmaceutical manufacturer for $36.1 million. The operating profit for fiscal 1995 reflects lower operating expenses due to workforce reductions and ongoing consolidation of facilities and administrative services and moderate increases in international operations.

  The Company uses the last-in, first-out (LIFO) method of accounting for inventories which results in cost of sales that more closely reflect replacement cost than other accounting methods, thereby mitigating the effects of inflation and deflation on operating profit. The practice in the Health Care Services distribution businesses is to pass on to customers price changes from suppliers. The Company generally receives price protection from manufacturers that prevents inventory losses from manufacturer price decreases. Price declines on many generic pharmaceutical products in the Health Care Services segment in each of the fiscal years ended March 31, 1996, 1995 and 1994 moderated the effects of inflation in other product categories, which resulted in minimal overall cost changes in those fiscal years.

  Service Merchandising operating profit before unusual items decreased 25% to $20.3 million in fiscal 1996. Strong competitive pressures, customer consolidations and a decline in promotional incentives from manufacturers significantly affected earnings. Fiscal 1995 operating profit, excluding unusual items of $83.4 million, increased by 26% as operating expense reductions more than offset the gross margin impact of the revenue decline.

  Water Products operating profit before unusual items increased 25% to $39.6 million in fiscal 1996 due to moderate sales growth and lower overall operating costs, due in part to ongoing programs to improve customer service which have reduced customer turnover expenses and increased productivity. Fiscal 1995 operating profit, excluding unusual items of $17.3 million, declined 14% due to expenses in the grocery products division related to the introduction of new products, promotional activities and increased packaging raw materials costs and competitive pressures in the vended water division.

  Armor All operating profit declined 73% to $11.0 million in fiscal 1996 due to continued weakness in consumer demand for its principal products. The decrease in operating profit is greater than the 14% decrease in revenues primarily due to $8 million of charges related to packaging problems and allowances for obsolete and discontinued inventory items and the absorption of fixed marketing and selling costs over the lower revenue base. In fiscal 1995, operating profit increased $2.0 million or 5%. Operating profit increased at a slower rate than revenues due to continued investment in new home care and automotive products and costs associated with a new promotional program for Armor All's protectant product.

  Corporate expenses in fiscal 1995 included charges of $76.3 million for unusual items and in fiscal 1994 included income of $37.4 million for unusual items. Adjusting for such unusual items, Corporate expenses were $34.1 million, $36.3 million and $35.6 million in fiscal 1996, 1995 and 1994, respectively.

  The following table identifies the operating margin (income before interest expense, taxes on income and minority interest as a percent of revenues) components for the past three years.

  Computed based on total revenues:

                                                    1996  1995        1994
                                                    ----  ----        ----
   Gross profit margin(/1/)........................ 8.4%   8.3%(/2/)  8.7%
   Operating expenses.............................. 6.4    8.5(/2/)   6.5(/3/)
                                                    ---   ----        ---
   Operating margin (deficit)...................... 2.0%  (0.2)%(/2/) 2.2%(/3/)
                                                    ===   ====        ===

- --------
(1) Revenues less cost of sales.

(2) Excluding fiscal 1995 unusual items, the gross profit margin is 8.6%, operating expenses are 6.6% and the operating margin is 2.0%.

(3) Excluding fiscal 1994 unusual items, operating expenses are 6.8% and the operating margin is 1.9%.

  Computed based on revenues excluding sales to customers' warehouses:(/1/)

                                                   1996  1995        1994
                                                   ----  ----        ----
   Gross profit margin(/2/)....................... 10.7% 10.6%(/3/)  11.3%
   Operating expenses.............................  8.1  10.9(/3/)    8.5(/4/)
                                                   ----  ----        ----
   Operating margin (deficit).....................  2.6% (0.3)%(/3/)  2.8%(/4/)
                                                   ====  ====        ====

- --------
(1) Computed with revenues excluding sales to customers' warehouses of $3.0 billion, $2.9 billion, and $2.8 billion in fiscal 1996, 1995 and 1994, respectively. Sales to customers' warehouses consist of bulk sales of pharmaceuticals to drug chain warehouses. Such sales have almost no gross margins, minimal operating costs, require no incremental investment in working capital and are made in connection with other sales to these customers.

(2) Revenues less cost of sales.

(3) Excluding fiscal 1995 unusual items, the gross profit margin is 11.0%, operating expenses are 8.5% and the operating margin is 2.5%.

(4) Excluding fiscal 1994 unusual item, operating expenses are 8.9% and the operating margin is 2.4%.

  Operating margin (computed based on revenues excluding sales to customers' warehouses) excluding unusual items, increased to 2.6% in fiscal 1996 from 2.5% in fiscal 1995 as successful cost control efforts at Health Care Services and Water Products more than offset the adverse impact from lower margins at Armor All and Service Merchandising.

  The following table summarizes operating profit as a percentage of revenues by segment:

                                                AS A PERCENT OF REVENUE
                                                ------------------------------
                                                 1996     1995          1994
                                                -------  -------       -------
   Health Care Services........................     1.6%     0.6%(/1/)     1.5%
   Health Care Services (excluding sales to
    customers' warehouses).....................     2.1      0.8(/1/)      2.0
   Service Merchandising.......................     3.6     (8.7)(/2/)     2.9
   Water Products..............................    15.3      5.9(/3/)     15.4
   Armor All...................................     5.9     18.6          21.0

- --------
(1) Excluding fiscal 1995 unusual items, the percentages are 1.5% of total revenues and 2.0% of revenues excluding sales to customers' warehouses.

(2) Excluding fiscal 1995 unusual items, the percentage is 4.2%.

(3) Excluding fiscal 1995 unusual items, the percentage is 12.9%.

  Operating profit for Health Care Services increased moderately from fiscal 1995 excluding unusual items due to operating expense improvements and product management efforts which offset declines in selling margins.

INTERNATIONAL OPERATIONS

  International operations accounted for 15% of fiscal 1996 consolidated operating profits and 7% of consolidated assets at March 31, 1996. Fiscal 1995 international operations were 13% of consolidated operating profits excluding unusual items and 7% of consolidated assets at March 31, 1995. International operations are subject to certain opportunities and risks, including currency fluctuations. The Company monitors its operations and adopts strategies responsive to changes in the economic and political environment in each of the countries in which it operates.

WORKING CAPITAL

  The following table shows working capital at March 31 of each year as a percentage of revenues for the fiscal year. Working capital for the purposes of this presentation excludes cash, cash equivalents, marketable securities and interest-bearing obligations.

                                                   MARCH 31 WORKING CAPITAL
                                                   AS A PERCENT OF REVENUES
                                                  ------------------------------
                                                    1996       1995       1994
                                                  --------   --------   --------
   Health Care Services..........................      4.3%       3.5%       3.4%
   Health Care Services (excluding sales to
    customers' warehouses).......................      5.6        4.6        4.5
     Total Company...............................      3.6        2.3        3.5

  The decrease in the 1995 total company working capital ratio is primarily due to approximately $120 million of accrued liabilities at March 31, 1995 related to the PCS Transaction. Excluding such items, the March 31, 1995 total company working capital ratio would have been 3.2%. The increase in fiscal 1996 is primarily due to an increased investment in inventories of $223.4 million to obtain favorable purchase terms on certain items from vendors and to support the increasing sales growth in Health Care Services. The increase in payables associated with higher inventory levels partially mitigated the effect of the higher inventory investment.

  The Company maintains no inventory for sales to customers' warehouses. Product is received by the Company and then immediately shipped to customers or is shipped directly to the customer by the manufacturer. Customer receivable terms and vendor payment terms associated with warehouse sales do not differ significantly from terms associated with other sales in the Health Care Services distribution operations, resulting in no incremental investment in working capital from warehouse business.

CASH FLOW AND LIQUIDITY

  Cash and cash equivalents and marketable securities (primarily U.S. Treasury securities with maturities of two years or less) were $477 million, $693 million and $89 million at March 31, 1996, 1995 and 1994, respectively. The increase in fiscal 1995 reflects the proceeds received by the Company from the PCS Transaction.

Cash Flow from Operations for Capital Expenditures and Dividends

  The following table summarizes the excess (deficit) of cash flow from operations over capital expenditures and dividends:

                                                        YEARS ENDED MARCH 31
                                                        ----------------------
                                                         1996    1995    1994
                                                        ------  ------  ------
                                                           (IN MILLIONS)
   Net cash provided (used) by continuing operations
    Income (loss) after taxes from continuing
     operations........................................ $  135  $ (193) $  126
    Depreciation.......................................     62      59      56
    Amortization of intangibles........................     10      11      11
    Gains on sales of subsidiary and subsidiary stock..    (11)     --     (52)
    Other noncash charges..............................     50     189      24
    Working capital changes............................   (245)     60    (132)
                                                        ------  ------  ------
     Total.............................................      1     126      33
   Capital expenditures................................    (77)    (82)    (74)
                                                        ------  ------  ------
     Excess (deficit)..................................    (76)     44     (41)
   Net cash provided by PCS operations, net of capital
    expenditures.......................................     --      61       5
   Dividends paid......................................    (44)    (70)    (77)
                                                        ------  ------  ------
     Net excess (deficit).............................. $ (120) $   35  $ (113)
                                                        ======  ======  ======

  Cash flow from continuing operations reflects the cash earnings of the Company's continuing businesses and the effects of the changes in working capital. Working capital in fiscal 1996 was impacted by the $143 million increase in inventories net of related payables and the payment in fiscal 1996 of PCS Transaction liabilities. The cash used for working capital changes in fiscal 1994 primarily reflects a management decision to increase inventories early in that year.

  Capital expenditures for the fiscal years ended March 31, 1996, 1995 and 1994 for the Health Care Services segment were $44 million, $44 million and $34 million, respectively, and for the Water Products segment were $25 million, $26 million and $29 million, respectively.

  The decrease in dividends paid during fiscal 1996 reflects the conversion during 1995 of preferred stock in connection with the PCS Transaction (converting the associated dividend requirements to the lower common stock dividend) and the change in the annual common stock dividend from $1.68 per share to $1.00 per share following the PCS Transaction.

Other Financing Activities

  During fiscal 1996, the Company repurchased 1.35 million of its common shares for $63 million as part of a 3.5 million share repurchase program authorized in May 1995. On May 31, 1996, the Company announced the authorization for the repurchase of an additional 3.5 million common shares and that substantially all of the shares in the initial authorization had been repurchased.

  The reductions in long-term debt in fiscal 1996 and 1995 reflect scheduled debt repayments and an advanced ESOP debt payment in 1995.

  In fiscal 1996, the Company made a $20 million acquisition in the Health Care Services segment. The acquired company provides support services to commercial, non-profit and governmental organizations engaged in drug and biomedical development. The Company also acquired interests in two companies engaged in the development of new technology based initiatives for $13.3 million to enhance Health Care Services' competitive position. In April 1996, the Company acquired another company in the Health Care Services segment for approximately $65 million. The newly acquired company designs, manufactures, installs and supports automated pharmaceutical dispensing equipment for use by health care institutions.

  The Company has $250 million of available credit under domestic committed revolving credit lines. As a result of the Company's investment grade credit rating (S&P A+; Moody's A2), management believes the Company has access to additional private credit sources and to public capital markets at favorable terms. Funds necessary for future debt maturities and other cash requirements of the Company are expected to be met by existing cash balances, cash flow from operations, existing credit sources and other available debt capacity.

CAPITALIZATION

  The Company's capitalization was as follows:

                                                               MARCH 31
                                                         ----------------------
                                                          1996    1995    1994
                                                         ------  ------  ------
                                                            (IN MILLIONS)
   Short-term borrowings................................ $    7  $   22  $   57
   Term debt............................................    290     296     301
   Exchangeable debt....................................    180     180     180
                                                         ------  ------  ------
     Total debt.........................................    477     498     538
   Stockholders' equity.................................  1,065   1,014     679
                                                         ------  ------  ------
     Total capitalization............................... $1,542  $1,512  $1,217
                                                         ======  ======  ======
   Debt-to-capital ratio at March 31....................   31.0%   33.0%   44.2%
   Average interest rate during year
     Total debt.........................................    6.8%    6.5%    6.1%
     Short-term borrowings..............................    7.3     6.2     3.7
     Other debt.........................................    6.7     6.6     7.9

  The decreases in the debt-to-capital ratios in fiscal 1996 and 1995 resulted primarily from the increase in stockholders' equity from the PCS Transaction, scheduled debt reductions, repayments of short-term borrowings and an advanced ESOP debt payment in 1995.

  Average fully-diluted shares were 46.7 million in fiscal 1996, 45.5 million in fiscal 1995 and 44.1 million in fiscal 1994. Common shares outstanding increased to 44.8 million at March 31, 1996 from 44.4 million at March 31, 1995 primarily due to shares issued upon exercise of employee stock options in excess of the 1.35 million shares repurchased during the year.

CAPITAL EMPLOYED

  Capital employed (net assets) by segment was:

                                                     MARCH 31
                                               ---------------------------
                                                1996    1995         1994
                                               ------  ------       ------
                                                  (IN MILLIONS)
   Health Care Services....................... $1,149  $  898       $  887
   Service Merchandising......................     70      69          175
   Water Products.............................    110     110          123
   Armor All--net of minority interest(/1/)...     64      72           69
                                               ------  ------       ------
     Total Operations.........................  1,393   1,149        1,254
   Corporate
    Cash, cash equivalents and marketable
     securities...............................    456     671           63
    Other.....................................   (307)   (308)        (100)
                                               ------  ------       ------
     Total Capital Employed................... $1,542  $1,512       $1,217
                                               ======  ======       ======
   Return on Average Capital Employed(/2/)
    Health Care Services......................   19.8%    7.7%(/3/)   19.8%
    Service Merchandising.....................   28.4   (40.1)(/3/)   12.3
    Water Products............................   34.7    11.8(/3/)    31.0
    Armor All(/4/)............................    8.6    33.1         35.0
     Total Consolidated Operations(/5/).......   17.1    (1.8)(/6/)   23.7(/6/)
   Return on Average Stockholders' Equity.....   13.0%   50.0%(/7/)   21.9%

- --------
(1) Armor All capital employed includes $20.9 million, $22.2 million and $26.3 million of cash and cash equivalents at March 31, 1996, 1995 and 1994, respectively.

(2) Operating profit divided by average capital employed.

(3) Excluding fiscal 1995 unusual items from operating profit, Health Care Services is 18.5%, Service Merchandising is 19.4% and Water Products is 25.9%.

(4) Calculated based on average capital employed before deduction for minority interest.

(5) Income from continuing operations before taxes, interest expense and minority interest divided by average capital employed.

(6) Excluding fiscal 1995 and 1994 unusual items, consolidated return is 18.8% and 20.3% in fiscal 1995 and 1994, respectively.

(7) Net income includes $576.7 million gain on sale of PCS.

  The increase in capital employed in Health Care Services in fiscal 1996 reflects the increased investment spending for retail and institutional strategic initiatives and the additional inventory investment. The increase in capital employed in fiscal 1995 resulted from the cash received from the PCS Transaction, net of fiscal 1995 reserves for restructuring, asset impairments and other operating items.

ENVIRONMENTAL MATTERS

  The Company's continuing operations do not require ongoing material expenditures to comply with federal, state and local environmental laws and regulations. However, in connection with the disposition of its chemical operations in fiscal 1987, the Company retained responsibility for certain environmental obligations. In addition, the Company is a party to a number of proceedings brought under the Comprehensive Environmental Response, Compensation and Liability Act, commonly known as Superfund, and other federal and state environmental statutes primarily involving sites associated with the operation of the Company's former chemical distribution businesses. Increases (decreases) to reserves for these environmental matters, primarily recorded within discontinued operations, amounted

                         FINANCIAL REVIEW--(CONCLUDED)
to ($1.5) million, $3.4 million and $8.7 million in fiscal 1996, 1995 and 1994, respectively. The increase in fiscal 1995 primarily resulted from a governmental directive to do additional remedial work at a former operating site in Syracuse, New York. The increase in fiscal 1994 was primarily required as a result of adverse technical developments at former operating sites in Santa Fe Springs and Union City, California, offset in part by a positive soil remedy selection at the Syracuse site. Management does not believe that changes in the remediation cost estimates in future periods, or the ultimate resolution of the Company's environmental matters, will have a material impact on the Company's consolidated financial position. See "Legal Proceedings."

INCOME TAXES

  The tax rate on income from continuing operations (excluding fiscal 1995 and 1994 unusual items) was 39% in fiscal 1996 and 40% in fiscal 1995 and 1994.

NEW ACCOUNTING PRONOUNCEMENTS

  See Note 1 "Significant Accounting Policies" on pages 23 and 24 of the accompanying financial statements.

                                  STATEMENT OF
                          MANAGEMENT'S RESPONSIBILITY

  Management is responsible for the preparation and accuracy of the consolidated financial statements and other information included in this report. The financial statements have been prepared in conformity with generally accepted accounting principles using, where appropriate, management's best estimates and judgments.

  In meeting its responsibility for the reliability of the financial statements, management has developed and relies on the Company's system of internal accounting control. The system is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed as authorized and are properly recorded. The system is augmented by written policies and procedures and an internal audit department.

  The Board of Directors reviews the financial statements and reporting practices of the Company through its Audit Committee, which is composed entirely of directors who are not officers or employees of the Company. The committee meets regularly with the independent auditors, internal auditors and management to discuss audit scope and results and to consider internal control and financial reporting matters. Both the independent and internal auditors have direct unrestricted access to the Audit Committee. The entire Board of Directors reviews the Company's financial performance and financial plan.

/s/ Alan Seelenfreund

Alan Seelenfreund                       Kevin B. Ferrell
Chairman of the Board and Chief         Vice President and Chief Financial
 Executive Officer                       Officer

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of McKesson Corporation:

  We have audited the accompanying consolidated balance sheets of McKesson Corporation and subsidiaries as of March 31, 1996, 1995, and 1994, and the related statements of consolidated income, consolidated stockholders' equity and consolidated cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of McKesson Corporation and subsidiaries at March 31, 1996, 1995, and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

  As discussed in Note 14 of the consolidated financial statements, in 1994 the Corporation changed its method of accounting for postemployment benefits to conform with Statement of Financial Accounting Standards No. 112.

DELOITTE & TOUCHE LLP
San Francisco, California
May 13, 1996

                              MCKESSON CORPORATION

                       STATEMENTS OF CONSOLIDATED INCOME

                                                YEARS ENDED MARCH 31
                                       ----------------------------------------
                                           1996          1995          1994
                                       ------------  ------------  ------------
                                       (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
REVENUES (Note 1)....................  $   13,716.4  $   13,189.1  $   12,251.4
                                       ------------  ------------  ------------
COSTS AND EXPENSES (Note 3)
Cost of sales........................      12,569.4      12,095.2      11,187.0
Selling..............................         233.4         254.0         242.8
Distribution.........................         369.6         361.6         375.9
Administrative.......................         269.9         508.4         235.4
Interest.............................          46.7          46.0          41.3
                                       ------------  ------------  ------------
    Total............................      13,489.0      13,265.2      12,082.4
                                       ------------  ------------  ------------
GAIN ON SALE AND DONATION OF SUBSIDI-
 ARY STOCK...........................            --           5.4          55.1
                                       ------------  ------------  ------------
INCOME (LOSS) BEFORE TAXES ON INCOME
 AND MINORITY INTEREST...............         227.4         (70.7)        224.1
Taxes on income (Note 13)............          88.7         111.5          88.6
                                       ------------  ------------  ------------
INCOME (LOSS) BEFORE MINORITY INTER-
 EST.................................         138.7        (182.2)        135.5
Minority interest in net income of
 subsidiary..........................          (3.3)        (11.0)         (9.0)
                                       ------------  ------------  ------------
INCOME (LOSS) AFTER TAXES
Continuing operations................         135.4        (193.2)        126.5
Discontinued operations (Notes 2 and
 8)..................................            --          21.0          30.6
Discontinued operations--gain on sale
 of PCS (Notes 2 and 8)..............            --         576.7            --
Extraordinary item--debt extinguish-
 ment (Note 9).......................            --            --          (4.2)
Cumulative effect of accounting
 change (Note 14)....................            --            --         (16.7)
                                       ------------  ------------  ------------
NET INCOME...........................  $      135.4  $      404.5  $      136.2
                                       ============  ============  ============
EARNINGS (LOSS) PER COMMON SHARE
Fully diluted
  Continuing operations..............  $       2.90  $      (4.29) $       2.78
  Discontinued operations............            --           .46           .70
  Discontinued operations--gain on
   sale of PCS.......................            --         12.69            --
  Extraordinary item.................            --            --          (.10)
  Cumulative effect of accounting
   change............................            --            --          (.38)
                                       ------------  ------------  ------------
    Total............................  $       2.90  $       8.86  $       3.00
                                       ============  ============  ============
Primary
  Continuing operations..............  $       2.90  $      (4.51) $       2.93
  Discontinued operations............            --           .48           .75
  Discontinued operations--gain on
   sale of PCS.......................            --         13.23            --
  Extraordinary item.................            --            --          (.10)
  Cumulative effect of accounting
   change............................            --            --          (.41)
                                       ------------  ------------  ------------
    Total............................  $       2.90  $       9.20  $       3.17
                                       ============  ============  ============
SHARES ON WHICH EARNINGS (LOSS)
PER COMMON SHARE WERE BASED
Fully diluted........................          46.7          45.5          44.1
Primary..............................          46.6          43.6          40.8

See Financial Notes.

                              MCKESSON CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                           MARCH 31
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
                                                        (IN MILLIONS)
ASSETS
Cash and cash equivalents........................ $  281.8  $  385.4  $   89.0
Marketable securities available for sale
 (Note  1).......................................    195.4     307.3        --
Receivables (Note 6).............................    781.4     778.6     744.4
Inventories (Note 7).............................  1,379.1   1,160.2     993.5
Prepaid expenses (Note 13).......................     27.3      67.9      46.6
                                                  --------  --------  --------
  Total current assets...........................  2,665.0   2,699.4   1,873.5
                                                  --------  --------  --------
Land.............................................     39.0      41.0      43.4
Buildings........................................    227.6     225.1     236.0
Machinery and equipment..........................    533.0     497.0     508.7
                                                  --------  --------  --------
  Total property, plant and equipment............    799.6     763.1     788.1
Accumulated depreciation.........................   (419.8)   (396.8)   (391.5)
                                                  --------  --------  --------
  Net property, plant and equipment..............    379.8     366.3     396.6
Goodwill and other intangibles...................    223.4     214.3     281.4
Other assets (Notes 8, 13 and 14)................    235.7     199.2     283.5
                                                  --------  --------  --------
  Total assets................................... $3,503.9  $3,479.2  $2,835.0
                                                  ========  ========  ========
LIABILITIES
Drafts payable................................... $  200.4  $  175.7  $  205.1
Accounts payable--trade..........................  1,188.6   1,120.8     925.4
Short-term borrowings............................      6.6      21.7      57.2
Current portion of long-term debt (Note 9).......     28.3      17.8      18.5
Salaries and wages...............................     30.3      40.6      38.4
Taxes............................................     97.0     144.0      28.1
Interest and dividends...........................     20.6      20.9      28.5
Other (Note 8)...................................    150.8     196.7     127.0
                                                  --------  --------  --------
  Total current liabilities......................  1,722.6   1,738.2   1,428.2
                                                  --------  --------  --------
Postretirement obligations and other noncurrent
 liabilities (Note 14)...........................    217.0     208.8     214.8
                                                  --------  --------  --------
Long-term debt (Note 9)..........................    442.5     458.8     462.3
                                                  --------  --------  --------
Minority interest in subsidiary..................     57.2      59.9      51.1
                                                  --------  --------  --------
STOCKHOLDERS' EQUITY
Preferred stocks.................................       --        --     125.3
Common stock.....................................       .4        .4      89.2
Other capital....................................    295.8     315.7     164.9
Retained earnings................................    968.9     875.9     610.3
Accumulated translation adjustment...............    (49.7)    (51.6)    (22.3)
ESOP notes and guarantee (Note 12)...............   (122.5)   (126.4)   (165.1)
Treasury shares, at cost.........................    (28.3)      (.5)   (123.7)
                                                  --------  --------  --------
  Stockholders' equity (Notes 9 and 12)..........  1,064.6   1,013.5     678.6
                                                  --------  --------  --------
  Total liabilities and stockholders' equity..... $3,503.9  $3,479.2  $2,835.0
                                                  ========  ========  ========

See Financial Notes.

                              MCKESSON CORPORATION

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
                   YEARS ENDED MARCH 31, 1996, 1995 AND 1994
                   (SHARES IN THOUSANDS, DOLLARS IN MILLIONS)

                                             PREFERRED STOCKS   COMMON STOCK
                                             -----------------  --------------
                                             SHARES    AMOUNT   SHARES  AMOUNT
                                             -------- --------  ------  ------
BALANCES, MARCH 31, 1993....................   2,913  $  126.5  44,583  $ 89.2
Purchase of shares..........................
Issuance of shares under employee plans
 (Note 12)..................................
Conversion or redemption of debentures and
 preferred stock............................     (30)     (1.2)
ESOP note payments..........................
Tax benefit of unallocated ESOP share
 dividends..................................
Other.......................................
Translation adjustment......................
Net income..................................
Cash dividends declared
  Preferred stock (Series A, $1.80 per
   share)...................................
  Preferred stock (Series B ESOP, $3.62 per
   share)...................................
  Common, $1.60 per share...................
                                             -------  --------  ------  ------
BALANCES, MARCH 31, 1994....................   2,883     125.3  44,583    89.2
Issuance of shares under employee plans
 (Note 12)..................................                       538     0.1
Purchase of shares (Note 12)................  (2,883)   (125.3)   (733)   (1.5)
Change in par value of common stock from
 $2.00 to $.01 per share (Note 12)..........                             (87.4)
ESOP note payments..........................
Distribution of net assets of PCS...........
Other.......................................
Translation adjustment......................
Unrealized gain on marketable securities....
Net income..................................
Cash dividends declared
  Preferred stock (Series A, $.90 per
   share)...................................
  Preferred stock (Series B ESOP, $1.8098
   per share)...............................
  Common, $1.34 per share...................
                                             -------  --------  ------  ------
BALANCES, MARCH 31, 1995....................      --        --  44,388     0.4
Issuance of shares under employee plans
 (Note 12)..................................                     1,062
Purchase of shares (Note 12)................
ESOP note payments..........................
Other (Note 14).............................
Translation adjustment......................
Unrealized gain on marketable securities....
Net income..................................
Cash dividends declared
  Common, $1.00 per share...................
                                             -------  --------  ------  ------
BALANCES, MARCH 31, 1996....................      --  $     --  45,450  $  0.4
                                             =======  ========  ======  ======

See Financial Notes.

                                                      TREASURY
                                                  ------------------
                        ACCUMULATED     ESOP                            STOCK-
 OTHER      RETAINED    TRANSLATION   NOTES AND   COMMON               HOLDERS'
CAPITAL     EARNINGS    ADJUSTMENT    GUARANTEE   SHARES    AMOUNT      EQUITY
 -------    ---------   -----------   ---------   ------    -------    --------
 $172.4      $546.8       $(17.0)      $(177.1)   (4,009)   $(121.4)   $  619.4
                                                    (769)     (31.5)      (31.5)

   (3.3)                                             705       25.6        22.3

   (1.1)                                              37        1.4        (0.9)
                                          12.0                             12.0

                4.4                                                         4.4
   (3.1)                                              58        2.2        (0.9)
                            (5.3)                                          (5.3)
              136.2                                                       136.2


               (0.2)                                                       (0.2)

              (10.0)                                                      (10.0)
              (66.9)                                                      (66.9)
 ------      ------       ------       -------    ------    -------    --------
  164.9       610.3        (22.3)       (165.1)   (3,978)    (123.7)      678.6

   12.5                                              118        4.5        17.1
    5.1                                            3,846      118.7        (3.0)

   87.4                                                                      --
   26.9                                   38.7                             65.6
              (80.1)                                                      (80.1)
   17.0         2.7                                                        19.7
                           (29.3)                                         (29.3)
    1.9                                                                     1.9
              404.5                                                       404.5


               (0.1)                                                       (0.1)

               (4.9)                                                       (4.9)
              (56.5)                                                      (56.5)
 ------      ------       ------       -------    ------    -------    --------
  315.7       875.9        (51.6)       (126.4)      (14)      (0.5)    1,013.5

  (14.6)                                             761       34.9        20.3
                                                  (1,349)     (62.7)      (62.7)
                                           3.9                              3.9
   (4.5)        2.3                                                        (2.2)
                             1.9                                            1.9
   (0.8)                                                                   (0.8)
              135.4                                                       135.4

              (44.7)                                                      (44.7)
 ------      ------       ------       -------    ------    -------    --------
 $295.8      $968.9       $(49.7)      $(122.5)     (602)   $ (28.3)   $1,064.6
 ======      ======       ======       =======    ======    =======    ========

                              MCKESSON CORPORATION

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                       YEARS ENDED MARCH 31
                                                      -------------------------
                                                       1996     1995     1994
                                                      -------  -------  -------
                                                           (IN MILLIONS)
OPERATING ACTIVITIES
Income (loss) after taxes from continuing opera-
 tions..............................................  $ 135.4  $(193.2) $ 126.5
Adjustments to reconcile to net cash provided by op-
 erating activities:
 Depreciation.......................................     61.8     58.7     55.8
 Amortization of intangibles........................      9.5     11.1     11.4
 Provision for bad debts............................     13.9     49.5     10.0
 Deferred taxes on income...........................     43.2    (81.0)    15.8
 Gain on sale of subsidiary.........................    (11.2)      --       --
 Gain on sale of subsidiary stock...................       --       --    (52.0)
 Other noncash (Note 3).............................     (7.4)   220.9     (2.5)
                                                      -------  -------  -------
    Total...........................................    245.2     66.0    165.0
                                                      -------  -------  -------
 Effects of changes in
  Receivables.......................................    (17.8)   (84.2)   (47.6)
  Inventories.......................................   (223.4)  (200.1)  (118.9)
  Accounts and drafts payable.......................     80.8    167.8     67.8
  Taxes.............................................    (15.2)   115.9     (8.6)
  Other.............................................    (68.9)    60.6    (25.0)
                                                      -------  -------  -------
    Total...........................................   (244.5)    60.0   (132.3)
                                                      -------  -------  -------
    NET CASH PROVIDED (USED) BY CONTINUING OPERA-
     TIONS..........................................      0.7    126.0     32.7
Discontinued operations (Notes 2 and 8).............      1.8     69.1     41.1
                                                      -------  -------  -------
    NET CASH PROVIDED (USED) BY OPERATING ACTIVI-
     TIES...........................................      2.5    195.1     73.8
                                                      -------  -------  -------
INVESTING ACTIVITIES
Purchases of marketable securities..................   (130.6)  (324.0)      --
Maturities of marketable securities.................    244.8     19.9       --
Property acquisitions...............................    (77.3)   (82.3)   (74.1)
Properties sold.....................................      6.7      4.4      9.8
Proceeds from sale of subsidiaries (Notes 2 and 4)..     36.1    568.5       --
Acquisitions of businesses, less cash and short-term
 investments acquired (Note 4)......................    (33.5)    (0.7)   (63.5)
Proceeds from sale of subsidiary stock..............       --       --     78.7
Investing activities of discontinued operations.....       --    (12.3)   (67.4)
Other (Note 14).....................................    (50.2)    (9.3)    (6.6)
                                                      -------  -------  -------
    NET CASH PROVIDED (USED) BY INVESTING ACTIVI-
     TIES...........................................     (4.0)   164.2   (123.1)
                                                      -------  -------  -------
FINANCING ACTIVITIES (Notes 9 and 12)
Proceeds from issuance of debt......................      1.2     30.0    204.9
Repayment of debt...................................    (19.5)   (50.9)  (104.1)
Capital stock transactions
 Issuances..........................................     19.2     13.5     21.7
 Share repurchases..................................    (62.7)    (3.1)   (31.5)
 ESOP note payments.................................      3.9     13.6     11.9
 Dividends paid.....................................    (44.2)   (69.9)   (76.5)
Financing activities of discontinued operations.....       --      3.9      0.4
                                                      -------  -------  -------
    NET CASH PROVIDED (USED) BY FINANCING ACTIVI-
     TIES...........................................   (102.1)   (62.9)    26.8
                                                      -------  -------  -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVA-
 LENTS..............................................   (103.6)   296.4    (22.5)
Cash and Cash Equivalents at beginning of year......    385.4     89.0    111.5
                                                      -------  -------  -------
CASH AND CASH EQUIVALENTS AT END OF YEAR............  $ 281.8  $ 385.4  $  89.0
                                                      =======  =======  =======

See Financial Notes. Above referenced Notes describe related noncash investing and financing activities. In addition, see Note 9 for interest paid and Note 13 for income taxes paid.

                                FINANCIAL NOTES

1. SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements of McKesson Corporation (the "Company" or "McKesson") include the financial statements of all majority-owned companies, except those classified as discontinued operations. All significant intercorporate amounts have been eliminated. Minority interest represents the minority shareholders' proportionate share in the equity or income of the Company's majority-owned Armor All Products Corporation ("Armor All") subsidiary. Certain prior year amounts have been restated to conform to the current year presentation.

  Within the United States and Canada, McKesson is the largest wholesale distributor of ethical and proprietary drugs and health and beauty care products. The Company is also engaged in the processing and sale of bottled drinking water to homes and businesses and packaged water through retail stores. Through its 55% ownership of Armor All, the company is engaged in developing and marketing a line of branded appearance enhancement and protection products primarily for the do-it-yourself automotive and home care markets. The principal markets for the drug and health and beauty care distribution businesses are chain and independent drug stores, hospitals, alternate care sites, food stores and mass merchandisers. The principal markets for Armor All products are mass merchandiser retailers, auto supply stores, warehouse clubs, hardware stores and other retail outlets.

  The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents include all highly liquid debt instruments purchased with a maturity of three months or less at the date of acquisition.

  Marketable Securities Available for Sale are carried at fair value and the net unrealized gains and losses computed in marking these securities to market have been reported within stockholders' equity. At March 31, 1996, the fair value exceeded the amortized cost of these securities by $1.1 million. The investments mature on various dates through fiscal 1998.

  Inventories consist of merchandise held for resale and are stated at the lower of cost or market. The cost of substantially all domestic inventories is determined on the last-in, first-out (LIFO) method. International inventories are stated at average cost.

  Property, Plant and Equipment is stated at cost and depreciated on the straight-line method at rates designed to distribute the cost of properties over estimated service lives.

  Capitalized Software included in other assets reflects costs related to internally developed or purchased software for projects in excess of $1.0 million that are capitalized and amortized on a straight-line basis over periods not exceeding seven years.

  Goodwill and Other Intangibles are amortized on a straight-line basis over periods estimated to be benefited, generally 25 to 40 years. Accumulated amortization balances netted against goodwill and other intangibles were $91.2 million, $81.8 million and $84.5 million at March 31, 1996, 1995 and 1994, respectively. The Company periodically assesses the recoverability of the cost of its goodwill based on a review of projected undiscounted cash flows of the related operating entities. These cash flows are prepared and reviewed by management in connection with the Company's annual long range planning process.

  Insurance Programs. Under the Company's insurance programs, coverage is obtained for catastrophic exposures as well as those risks required to be insured by law or contract. It is the policy of the Company to retain a significant portion of certain losses related primarily to workers' compensation, physical loss to property, business interruption resulting from such loss and comprehensive general, product, and vehicle liability. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims incurred. Such estimates utilize certain actuarial assumptions followed in the insurance industry.

  Revenue Recognition. Revenue is recognized when products are shipped or services are provided to customers. Included in revenues is interest income of $37.9 million, $18.6 million and $6.4 million in fiscal 1996, 1995 and 1994, respectively.

  Income Taxes. The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", see Note 13.

  Earnings (Loss) per Common Share. Primary earnings (loss) per share are calculated by dividing net income less preferred dividends by the weighted average shares outstanding adjusted for the dilutive effect of stock options. Fully diluted earnings (loss) per share reflect the dilutive effect of stock options and assume the conversion of the preferred stocks and related earnings adjustments.

  Foreign Currency Translation. Assets and liabilities of the Company's foreign affiliates are translated at current exchange rates, while revenue and expenses are translated at average rates prevailing during the year. Translation adjustments are reported as a component of stockholders' equity.

  New Accounting Pronouncements. In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards
(SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires a Company to review the carrying value of long-lived assets and certain intangibles for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. This standard is effective for the Company's 1997 fiscal year. The Company has not yet determined the effects SFAS 121 will have on its financial position or the results of its operations.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", which will be effective for the Company's 1997 fiscal year. SFAS No. 123 allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or to continue to apply the existing accounting required by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and disclosure of the proforma impact of adoption in the footnotes to the financial statements. The Company intends to continue to account for stock-based compensation arrangements under APB Opinion No. 25, and therefore management does not believe that the effect of implementing this standard will be material to the Company's financial position, results of operations or cash flows.

2. SALE OF THE PCS BUSINESS

  On July 10, 1994, the Company entered into an Agreement and Plan of Merger and a Reorganization and a Distribution Agreement ("Merger Agreement" and "Distribution Agreement", respectively) providing for the acquisition by Eli Lilly and Company ("Eli Lilly") of McKesson's pharmaceutical benefits management business ("PCS"), which was primarily operated by PCS Health Systems, Inc. and Clinical Pharmaceuticals, Inc., both of which were wholly-owned subsidiaries of McKesson, for approximately $4 billion.

  As required by the Merger Agreement, on July 15, 1994 ECO Acquisition Corporation ("ECO"), a subsidiary of Eli Lilly, commenced a cash tender offer to purchase from McKesson shareholders all outstanding shares of McKesson Common Stock (the "Shares") at a price of $76.00 net per Share (the "Offer"). The Offer was completed on November 21, 1994 with ECO purchasing over 90% of the Shares. Following the purchase of Shares under the Offer, McKesson and ECO merged (the "Merger") and each Share not purchased in the Offer (other than Shares held by Eli Lilly and certain other related entities) was converted into the right to receive $76.00 in cash, without interest.

  Simultaneous with the completion of the Offer and pursuant to the terms of the Distribution Agreement, McKesson (i) transferred all of its assets and liabilities, other than those related to PCS, to SP Ventures, Inc., a newly-formed corporation ("New McKesson") and (ii) declared a dividend of one share of common stock of New McKesson, par value of $.01 per share, for each Share held of record as of November 19, 1995 (collectively, the "Spin-Off"). After giving effect to the Spin-Off and the completion of the Offer, the current business of McKesson (other than PCS) is being continued through New McKesson. As a result of the Offer, Merger and Spin-Off (collectively, the "PCS Transaction"), each existing McKesson shareholder received a cash payment of $76 per Share (representing the proceeds from the sale of PCS) and one share of common stock of New McKesson representing their continuing interest in the retained businesses.

  For financial statement purposes, New McKesson is the continuing entity and has retained the name McKesson Corporation. The accompanying financial statements reflect PCS as a discontinued operation.

  Approximately $600 million of the $4 billion consideration paid by Eli Lilly was received by the Company. An additional $24 million of the $4 billion consideration was received from Eli Lilly to fund deferred vested stock option payments. The remainder of the $4 billion was paid directly to McKesson shareholders by Eli Lilly. In fiscal 1995, the Company recorded a gain on the sale of PCS of $576.7 million, after transaction costs and other expenses.

3. CHARGES AND GAINS IN CONTINUING OPERATIONS

Fiscal 1995

  The loss from continuing operations in fiscal 1995, includes $59.4 million ($45.3 million after-tax) of compensation costs related to the PCS Transaction, $107.0 million of income tax expense related to the distribution of New McKesson common stock to McKesson shareholders subsequent to the transfer of assets and liabilities from McKesson to New McKesson to effect the PCS Transaction, $222.9 million ($158.1 million after-tax) of charges for restructuring, asset impairment and other operating items and $2.0 million of expense ($1.0 million income after-tax) related to contributions to the McKesson Foundation.

  The $59.4 million of compensation expense related to the PCS Transaction in continuing operations (classified in administrative expense) consists of $23.6 million associated with an allocation of cash and shares to ESOP plan participants resulting from a paydown of ESOP debt by the ESOP trust and $35.8 million associated with the Company's vested stock options and other compensation programs.

  The $222.9 million of charges for restructuring, asset impairment and other operating items in continuing operations ($36.9 million included in cost of sales and $186.0 million included in administrative expense) resulted, in part, from the initiation by the Company's management of several measures designed to streamline operations and improve productivity in the Company's distribution and Water Products businesses. These measures include consolidation of certain facilities, work-force reductions and divestiture of under-performing assets. Approximately $83.0 million of the charge is related to a write-down of the Company's investment in its Service Merchandising segment as a result of significant changes in that business' customer base and marketplace. Other charges consist primarily of write-downs of assets to be disposed of to fair value less costs to sell, impairment losses on capitalized software due to changes in technology, severance for an announced company-wide work-force reduction of approximately 350 individuals, write-downs of inventory associated with the discontinuation of certain product lines, and receivable reserves related to facility closures and a reassessment of credit risks in the Company's distribution businesses. The assets to be disposed of are associated with facility consolidations in the distribution and Water Products businesses and surplus properties held by the Company. The disposition of these properties is expected to occur over the next three years.

  The write-downs associated with assets to be disposed of and asset impairments due to changed business conditions were based primarily on independent appraisals. During fiscal 1996, the Company charged costs of $13.0 million relating to the closures of certain facilities and disposals of surplus properties against the liabilities recorded in fiscal 1995. Cash payments charged to the liabilities were $5.9 million and $4.3 million for severance costs in fiscal years 1996 and 1995, respectively.

  The fiscal 1995 contributions to the McKesson Foundation consisted of shares of the Company's majority-owned Armor All Products Corporation subsidiary. A pre-tax gain of $5.4 million was recorded on the donations. The shares donated to the McKesson Foundation had a market value of $7.4 million, which was recorded as a contribution expense within administrative expense.

Fiscal 1994

  Included in continuing operations in fiscal 1994 is a gain of $55.1 million from the sale of 5,175,000 shares and the donation of 250,000 shares of Armor All. The shares donated to the McKesson Foundation had a market value of $4.3 million, which was recorded as a contribution expense within administrative expense. Also included in administrative expense was a loss of $13.4 million resulting from the termination of interest rate swap arrangements. These interest rate swap arrangements had been designated, through March 31, 1993, as a hedge of the Company's short-term variable interest domestic borrowings. As a result of the Company's May 12, 1993 sale of Armor All shares and other factors, the interest rate swap arrangements were no longer considered effective as a hedge against the variable-rate borrowings as the Company, at that time, no longer expected to borrow domestically on a short-term basis in fiscal 1994.

4. ACQUISITIONS, INVESTMENTS AND DIVESTITURES

  In fiscal 1996 the Company made a $20 million acquisition in the Health Care Services segment. The acquired company provides support services to commercial, non-profit and governmental organizations engaged in drug and biomedical development. The Company also acquired interests in two companies engaged in the development of new technology-based initiatives to enhance the Health Care Services segment's competitive position. In April 1996, the Company acquired another company in the Health Care Services segment for $65 million. The newly acquired company designs, manufactures, installs and supports automated pharmaceutical dispensing equipment for use by health care institutions.

  In fiscal 1996, the Company sold its interest in a Central American pharmaceutical manufacturer for $36.1 million, resulting in a gain of $11.2 million.

  The Company made several acquisitions in fiscal 1994 for an aggregate cash purchase price of $63.5 million. These included the purchase of a local delivery water company in the Water Products segment and a brand acquisition in the Armor All segment. In addition, in April 1993, the Company acquired a 22.7% interest in Nadro S.A. de C.V. ("Nadro") in the Health Care Services segment. Nadro is the leading pharmaceutical wholesale distributor in Mexico. The Company has an option to acquire an additional 9% of Nadro's common stock; such option has not yet been exercised and remains currently exercisable by the Company.

5. OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

  Trade receivables subject the Company to a concentration of credit risk with customers in the retail sector. This risk is spread over a large number of geographically dispersed customers.

  At March 31, 1996, the Company was contingently liable for approximately $105 million of trade receivables. These receivables were sold to a bank with recourse to the Company for certain uncollectible amounts. Proceeds received by the Company on sale of accounts receivable amounted to $105 million, $47 million and $40 million in fiscal 1996, 1995 and 1994, respectively.

6. RECEIVABLES

                                                              MARCH 31,
                                                         ----------------------
                                                          1996    1995    1994
                                                         ------  ------  ------
                                                            (IN MILLIONS)
   Customer accounts.................................... $741.7  $766.3  $737.8
   Other................................................   82.8    68.3    37.4
                                                         ------  ------  ------
     Total..............................................  824.5   834.6   775.2
   Allowances...........................................  (43.1)  (56.0)  (30.8)
                                                         ------  ------  ------
     Net................................................ $781.4  $778.6  $744.4
                                                         ======  ======  ======

  The allowances are for uncollectible accounts, discounts, returns and other adjustments.

7. INVENTORIES

                                                           MARCH 31
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
                                                        (IN MILLIONS)
   Inventories before LIFO cost adjustment (ap-
    proximates
    replacement cost)............................ $1,673.1  $1,464.6  $1,311.6
   LIFO cost adjustment..........................   (294.0)   (304.4)   (318.1)
                                                  --------  --------  --------
     Total....................................... $1,379.1  $1,160.2  $  993.5
                                                  ========  ========  ========

  The LIFO method was used to value approximately 88% of the inventories at March 31, 1996 and 86% of the inventories at March 31, 1995 and 1994.

8. DISCONTINUED OPERATIONS

  The net assets (liabilities) of discontinued operations at March 31 were as follows:

                                                               MARCH 31
                                                          ---------------------
                                                          1996   1995    1994
                                                          -----  -----  -------
                                                             (IN MILLIONS)
   Total assets.......................................... $ 3.3  $ 1.9  $ 487.1
   Total liabilities.....................................  (8.5)  (8.4)  (368.0)
                                                          -----  -----  -------
     Net assets (liabilities)............................ $(5.2) $(6.5) $ 119.1
                                                          =====  =====  =======

  At March 31, 1996 and 1995, the net liabilities of discontinued operations are included in other current liabilities. Assets consist primarily of land held for sale and investments in affiliates. Liabilities consist primarily of payables and other accrued liabilities.

  At March 31, 1994, assets of discontinued operations consist primarily of PCS claim reimbursements and rebate receivables, and property plant and equipment and goodwill associated with the PCS operations. Liabilities of discontinued operations consist primarily of PCS claim and rebate payables and other accrued liabilities. The net assets at March 31, 1994 are included in other assets.

  Results of discontinued operations were as follows:

                                                          1996    1995    1994
                                                          -----  ------  ------
                                                             (IN MILLIONS)
   Revenues.............................................. $ 2.4  $136.4  $178.5
                                                          =====  ======  ======
   Discontinued operations before taxes.................. $ 1.1  $ 35.4  $ 51.1
   Provision for taxes on income.........................  (1.1)  (14.4)  (20.5)
                                                          -----  ------  ------
     Discontinued operations.............................    --    21.0    30.6
                                                          -----  ------  ------
   Gain on sale of PCS...................................    --   571.8      --
   Tax benefit...........................................    --     4.9      --
                                                          -----  ------  ------
     Discontinued operations--gain on sale of PCS........    --   576.7      --
                                                          -----  ------  ------
       Total............................................. $  --  $597.7  $ 30.6
                                                          =====  ======  ======

  Discontinued operations include $19.4 million and $30.6 million after-tax from the operations of PCS in fiscal 1995 and 1994, respectively. Discontinued operations in fiscal 1995 also include $1.6 million from settlements recovered in insurance litigation related to environmental matters associated with the former operations of the Company's chemical businesses, which were divested in fiscal 1987, net of adjustments to environmental reserves.

  Discontinued operations in fiscal 1994 also include adjustments to environmental and other reserves associated with previously divested operations, offset completely by a gain from the settlement of tax litigation associated with the Company's former wine and spirits operations in the state of Florida and other operating income.

9. LONG-TERM DEBT

                                                                  MARCH 31
                                                            --------------------
                                                             1996   1995   1994
                                                            ------ ------ ------
                                                               (IN MILLIONS)
   ESOP related debt....................................... $122.5 $126.4 $165.1
   4.50% exchangeable subordinated debentures due 2004.....  180.0  180.0  180.0
   8.625% Notes due 1998...................................   49.0   49.0   49.0
   8.75% Notes due 1997....................................   10.0   10.0   10.0
   3.45% to 7.47% IDRBs due through 2012...................   20.0   25.6   25.9
   Capital lease obligations (averaging 8.5%)..............    4.4    4.7    5.0
   Other, 6.5% to 15.7%, due through 2021..................   84.9   80.9   45.8
                                                            ------ ------ ------
       Total...............................................  470.8  476.6  480.8
   Less current portion....................................   28.3   17.8   18.5
                                                            ------ ------ ------
       Total............................................... $442.5 $458.8 $462.3
                                                            ====== ====== ======

  The Company has a revolving credit agreement with eight U.S. banks and their Canadian affiliates whereby the banks commit $250 million borrowing availability at the reference rate (8.25% at March 31, 1996) or money market-based rates. The agreement expires in fiscal 2000. The agreement permits the Company's wholly-owned Canadian subsidiary, Medis, to borrow the Canadian dollar equivalent of up to $75 million (as part of the $250 million arrangement) at the Canadian prime rate or Canadian money market-based rates. The agreement contains limitations on additional indebtedness. Compensating balances are not required. In April, 1996, the agreement was extended to expire in FY 2002 and modified to accommodate the merger of two banks participating in the credit. At March 31, 1996, the Company had $250 million of unused borrowing capacity under this agreement.

  Total interest payments were $47.5 million, $45.3 million, $43.3 million in fiscal 1996, 1995 and 1994, respectively.

  ESOP related debt (see Note 14) is payable to banks and insurance companies, bears interest at rates ranging from 8.6% fixed rate to approximately 80% of the prime or LIBOR +0.4% and is due in installments through 2009.

  The exchangeable subordinated debentures are exchangeable, at the option of the holder, into shares of Armor All common stock owned by the Company at an exchange price of $25.94 per share (equivalent to an exchange rate of 38.55 shares of Armor All common stock for each $1,000 principal amount of debentures), subject to the Company's right to pay cash equal to the market price of the stock in lieu of making the exchange.

  During fiscal 1994, the Company redeemed $50.7 million of 8.625% Notes and recorded an extraordinary loss of $4.2 million on the early retirement.

  Certain debt agreements require that the Company's total debt not exceed 56.5% of total capitalization (total debt plus equity). At March 31, 1996, total debt was 31.0% of total capitalization.

  Aggregate annual payments on long-term debt and capitalized lease obligations (see Note 10) for the years ending March 31 are:

                                                           LONG-
                                                            TERM  CAPITAL
                                                            DEBT  LEASES  TOTAL
                                                           ------ ------- ------
                                                               (IN MILLIONS)
   1997..................................................  $ 28.0  $0.3   $ 28.3
   1998..................................................    67.3   0.3     67.6
   1999..................................................    18.4   0.3     18.7
   2000..................................................    19.9   0.3     20.2
   2001..................................................    20.6   0.3     20.9
   Later years...........................................   312.2   2.9    315.1
                                                           ------  ----   ------
    Total................................................  $466.4  $4.4   $470.8
                                                           ======  ====   ======

10. LEASE OBLIGATIONS

  The Company leases facilities and equipment under both capital and operating leases. Net assets held under capital leases included in property, plant and equipment were $3.3 million, $3.5 million and $4.2 million at March 31, 1996, 1995 and 1994, respectively. Amortization of capital leases is included in depreciation expense.

  As of March 31, 1996, future minimum lease payments and sublease rentals in years ending March 31 are:

                                                      NON-       NON-
                                                   CANCELABLE CANCELABLE
                                                   OPERATING   SUBLEASE  CAPITAL
                                                     LEASES    RENTALS   LEASES
                                                   ---------- ---------- -------
                                                           (IN MILLIONS)
   1997...........................................   $18.6      $(1.4)    $ .6
   1998...........................................    15.7       (1.1)      .6
   1999...........................................    12.8        (.5)      .6
   2000...........................................     9.9        (.3)      .6
   2001...........................................     7.9        (.1)      .6
   Later years....................................    24.3        (.1)     4.1
                                                     -----      -----     ----
   Total minimum lease payments...................   $89.2      $(3.5)     7.1
                                                     =====      =====
   Less amounts representing interest.............                         2.7
                                                                          ----
   Present value of minimum lease payments........                        $4.4
                                                                          ====

  Rental expense was $33.1 million, $31.4 million and $30.7 million in fiscal 1996, 1995 and 1994, respectively.

  Most real property leases contain renewal options and provisions requiring the Company to pay property taxes and operating expenses in excess of base period amounts.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

  At March 31, 1996, the carrying amount and the fair value of the Company's financial instruments, as determined under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", were as follows:

                                                             CARRYING ESTIMATED
                                                              AMOUNT  FAIR VALUE
                                                             -------- ----------
                                                                (IN MILLIONS)
   Cash and cash equivalents................................  $281.8    $281.8
   Marketable securities....................................   195.4     195.4
   Short-term borrowings....................................     6.6       6.6
   Long-term debt, including current portion................   470.8     470.6

  The estimated fair values were determined as follows:

    Cash and cash equivalents and short-term borrowings: carrying amounts approximate fair value.

    Marketable securities and long-term debt: quoted market prices or market comparables.

12. STOCKHOLDERS' EQUITY

  At March 31, 1996 and 1995, the Company was authorized to issue 100,000,000 shares of preferred stock ($.01 par value) of which none were outstanding and 200,000,000 shares of common stock ($.01 par value) of which approximately 44,848,000 shares and 44,374,000 shares were outstanding net of treasury stock, respectively. At March 31, 1994 there were 120,000,000 shares of common stock ($2.00 par value) authorized of which approximately 40,605,000 were outstanding, net of treasury stock and two issues of preferred stock authorized and outstanding. Prior to November 21,1994 and in connection with the PCS Transaction, all of the outstanding shares of preferred stock were converted into either common stock or cash.

  Noncash conversions of preferred stock to common stock totaled $123.5 million in fiscal 1995. Other noncash transactions impacting stockholders' equity in fiscal 1995 included the $23.6 million paydown of ESOP debt by the ESOP Trust and $80.1 million of net assets of PCS distributed in connection with the PCS Transaction and charged to retained earnings.

  Options to purchase common stock at various times through the year 2006 have been granted at market prices at date of grant to key employees.

  Option information follows:

                                     1996           1995            1994
                                 -------------  -------------  ---------------
   OPTION SHARES
   Outstanding at beginning of
    year........................     6,127,161      3,205,025        3,240,719
   Granted......................       884,200        828,150          828,675
   Exercised....................    (1,762,447)      (651,651)        (684,310)
   Canceled.....................      (278,511)      (229,072)        (175,355)
   Surrendered (stock apprecia-
    tion rights)................            --             --           (4,704)
   PCS options(/1/).............            --       (497,650)              --
   Repricing of options due to
    PCS Transaction(/2/)........            --      3,472,359               --
                                 -------------  -------------  ---------------
   Outstanding at year end......     4,970,403      6,127,161        3,205,025
   Available for additional
    grants at year end..........     2,527,999      3,133,688          648,410
                                 -------------  -------------  ---------------
   Reserved at end of year......     7,498,402      9,260,849        3,853,435
                                 =============  =============  ===============
   Exercisable at end of year...     2,209,460      2,188,196        1,174,526
   AT MARCH 31
   Range of outstanding option
    prices...................... $5.78-$36.875  $5.78-$36.875  $19.625-$59.625
   Aggregate amounts (in mil-
    lions)
    Option price................        $112.4          $97.8           $134.4
    Market value................        $254.7         $247.4           $190.7

- --------
(1) PCS employees that held McKesson options received directly from Eli Lilly cash and restricted stock for all vested and unvested options, respectively, at the time of the PCS Transaction.

(2) Exercisable options held by an employee of the Company at the time of the PCS Transaction were split into two separately exercisable options, one for shares of McKesson common stock and one for shares of New McKesson common stock. The options were repriced such that the aggregate intrinsic value of the two separately exercisable options remained the same as the value of the corresponding original exercisable option. Upon the completion of the PCS Transaction, each adjusted McKesson option was canceled in exchange for a cash amount, paid by Eli Lilly, equal to the difference between $76 and the adjusted exercise price of such option. All non-exercisable options held by an employee of the Company at the time of the PCS Transaction were repriced at an exchange ratio of 3.3967 New McKesson options to one McKesson option. The exercise price of each New McKesson option is equal to the exercise price per share of the original McKesson option divided by 3.3967.

  The holders of options with stock appreciation rights may exercise the option or, with the approval of the Compensation Committee of the Board of Directors, may receive the appreciation in the stock's value in the form of cash or stock.

13. TAXES ON INCOME

  The provision for income taxes related to continuing operations consists of the following:

                                                             1996   1995   1994
                                                             ----- ------  -----
                                                               (IN MILLIONS)
   CURRENT
   Federal.................................................. $33.4 $149.4  $51.7
   State and local..........................................   7.1   32.9   13.1
   Foreign..................................................   5.0   10.2    8.0
                                                             ----- ------  -----
     Total Current..........................................  45.5  192.5   72.8
                                                             ----- ------  -----
   DEFERRED
   Federal..................................................  27.5  (66.7)  10.3
   State....................................................   7.5  (13.0)   2.3
   Foreign..................................................   8.2   (1.3)   3.2
                                                             ----- ------  -----
   Total Deferred...........................................  43.2  (81.0)  15.8
                                                             ----- ------  -----
     Total Provision........................................ $88.7 $111.5  $88.6
                                                             ===== ======  =====

  Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Foreign pre-tax earnings were $26.7 million, $26.2 million and $22.4 million in fiscal 1996, 1995 and 1994, respectively.

  The reconciliation between the Company's effective tax rate on income from continuing operations and the statutory Federal income tax rate follows:

                                                           1996   1995    1994
                                                           ----  ------   ----
   Statutory federal income tax rate...................... 35.0%   35.0%  35.0%
   State and local income taxes net of federal tax
    benefit...............................................  4.1   (18.3)   4.5
   Nondeductible amortization.............................  1.2    (4.9)   1.6
   Dividends paid deduction--ESOP allocated shares........ (0.4)    2.5   (0.9)
   Donation of Armor All shares...........................          2.7   (0.4)
   Armor All basis difference.............................        (49.8)
   Tax expense on corporate restructuring to effect the
    PCS Transaction.......................................        (84.3)
   Nondeductible compensation costs related to the PCS
    Transaction...........................................        (11.7)
   Nondeductible restructuring charges....................        (28.7)
   Other--net............................................. (0.9)   (0.2)  (0.3)
                                                           ----  ------   ----
   Effective tax rate..................................... 39.0% (157.7)% 39.5%
                                                           ====  ======   ====

  Income tax payments were $97 million, $69 million and $86 million in fiscal 1996, 1995 and 1994, respectively.

  As of March 31 the deferred tax balances consisted of the following:

                                                        1996     1995    1994
                                                       -------  ------  -------
                                                           (IN MILLIONS)
   ASSETS
   Nondeductible accruals for
    environmental obligations........................  $  11.9  $ 15.9  $  15.8
   Receivable reserves...............................     15.2    13.4      5.0
   Other.............................................     39.7    45.0     39.4
                                                       -------  ------  -------
   Current...........................................     66.8    74.3     60.2
                                                       -------  ------  -------
   Nondeductible accruals for:
     Postretirement and postemployment plans.........     76.7    81.8     82.8
     Deferred compensation...........................     31.6    28.8     15.3
     Costs associated with facility closures
      and surplus properties.........................      8.8     7.8      0.8
     Facilities and equipment write-downs resulting
      from changed business conditions...............     10.8     9.6       --
   Retirement plan...................................      6.0      --       --
   Loss and credit carryforwards.....................      9.7      --       --
   Other.............................................     17.2    13.4     15.5
                                                       -------  ------  -------
   Noncurrent........................................    160.8   141.4    114.4
                                                       -------  ------  -------
     Total...........................................  $ 227.6  $215.7  $ 174.6
                                                       =======  ======  =======
   LIABILITIES
   Basis differences for inventory valuation.........  $ (55.0) $(21.9) $ (26.8)
   Other.............................................     (6.0)   (2.8)    (2.5)
                                                       -------  ------  -------
   Current...........................................    (61.0)  (24.7)   (29.3)
                                                       -------  ------  -------
   Accelerated depreciation..........................    (52.7)  (44.5)   (46.8)
   Basis difference related to tax advantaged invest-
    ments............................................       --      --    (15.1)
   Systems development costs.........................    (14.5)   (5.2)   (13.6)
   Retirement plan...................................       --   (12.2)   (12.6)
   Other.............................................    (10.7)   (7.3)   (18.1)
                                                       -------  ------  -------
   Noncurrent........................................    (77.9)  (69.2)  (106.2)
                                                       -------  ------  -------
     Total...........................................  $(138.9) $(93.9) $(135.5)
                                                       =======  ======  =======
   Total net current (included in prepaid expenses)..  $   5.8  $ 49.6  $  30.9
                                                       =======  ======  =======
   Total net noncurrent (included in other assets)...  $  82.9  $ 72.2  $   8.2
                                                       =======  ======  =======

14. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

Pension Plans

  Substantially all full-time employees of the Company are covered under either the Company-sponsored defined benefit retirement plan or by bargaining unit sponsored multi-employer plans. The benefits for Company-sponsored plans are based primarily on age of employees at date of retirement, years of service and employees' pay during the five years prior to retirement.

  Net pension expense for the Company-sponsored defined benefit retirement plan and executive supplemental retirement plan consisted of the following:

                                                         1996    1995    1994
                                                        ------  ------  ------
                                                           (IN MILLIONS)
   Service cost--benefits earned during the year....... $  5.3  $  6.7  $  5.5
   Interest cost on projected benefit obligation.......   23.7    22.4    22.0
   Return on assets--actual (income) loss..............  (51.6)    3.2   (23.6)
   --deferred gain (loss)..............................   31.2   (25.9)    2.3
   Amortization of unrecognized loss and prior service
    costs..............................................    4.5     5.0     2.1
   Amortization of unrecognized net transition asset...   (2.5)   (2.5)   (2.5)
                                                        ------  ------  ------
     Net pension expense............................... $ 10.6  $  8.9  $  5.8
                                                        ======  ======  ======

  Assets of the plans are measured on a calendar year basis. The funded status of the Company-sponsored defined benefit retirement plan at December 31 was as follows:

                                                         1996    1995    1994
                                                        ------  ------  ------
                                                           (IN MILLIONS)
   Actuarial present value of benefit obligations
     Vested benefits..................................  $249.8  $204.0  $226.0
     Nonvested benefits...............................    14.1    11.0    13.5
                                                        ------  ------  ------
     Accumulated benefit obligation...................   263.9   215.0   239.5
     Effect of assumed increase in future compensation
      levels..........................................    20.7    20.9    21.9
                                                        ------  ------  ------
     Projected benefit obligation for services
      rendered to date................................   284.6   235.9   261.4
   Assets of plan at fair value.......................   248.9   218.8   241.5
                                                        ------  ------  ------
   Shortfall of assets over projected benefit
    obligation........................................   (35.7)  (17.1)  (19.9)
   Unrecognized prior service cost and net loss from
    experience different from that assumed............    67.1    56.7    63.8
   Unrecognized net transition asset, recognized
    straight-line through 1998........................    (6.0)   (8.8)  (11.7)
   Adjustment required to recognize minimum liability.   (40.4)     --      --
                                                        ------  ------  ------
   Pension asset (liability) included in other assets
    (noncurrent liabilities)..........................  $(15.0) $ 30.8  $ 32.2
                                                        ======  ======  ======

  The projected unit credit method is utilized for measuring net periodic pension cost over the employees' service life. Costs are funded based on the recommendations of independent actuaries. The projected benefit obligations for Company-sponsored plans were determined using a discount rate of 7.25% at December 31, 1995, 8.75% at December 31, 1994 and 7.5% at December 31, 1993 and an assumed increase in future compensation levels of 4.0% at December 31, 1995 and 1993 and 5.0% at December 31, 1994. The expected long-term rate of return on assets used to determine pension expense was 9.75% for all periods. The adjustment required to recognize the minimum liability was charged to other equity, net of tax.

  The assets of the plan consist primarily of listed common stocks and bonds for which fair value is determined based on quoted market prices.

  The projected benefit obligation for the Company's executive supplemental retirement plan at December 31, 1996 was $43.0 million of which $37.4 million (the accumulated benefit obligation) is recognized as a liability on the consolidated balance sheet.

Profit-Sharing Investment Plan

  Retirement benefits for employees not covered by collective bargaining arrangements include a supplementary contributory profit sharing investment plan ("PSIP"). The leveraged ESOP portion of the PSIP has purchased an aggregate of 4.1 million shares of common stock since inception and 2.85 million shares of convertible preferred stock from the Company. The convertible preferred stock was converted into common stock in connection with the PCS Transaction. These purchases have been financed by 10 to 20-year loans from or guaranteed by the Company. The Company's related receivables from the ESOP have been classified as a reduction of stockholders' equity. The loans will be repaid by the ESOP from common dividends on shares not yet allocated to participants, interest earnings on cash balances not yet allocated to participants, common dividends on certain allocated shares and future Company cash contributions. The ESOP loan maturities and rates are identical to the terms of related Company borrowings (see Note 9).

  After-tax ESOP expense (income), including interest expense on ESOP debt, was $(0.2) million, $4.0 million and $5.1 million in fiscal 1996, 1995 and 1994, respectively. Additional tax benefits received on dividends paid on unallocated shares of $2.2 million, $2.7 million and $4.5 million in fiscal 1996, 1995 and 1994, respectively, have been credited directly to retained earnings in accordance with SFAS 109.

  Contribution expense for the PSIP in fiscal 1996, 1995 and 1994 was all ESOP related and is reflected in the amounts above. In fiscal 1996 and 1994, approximately 457,000 and 497,000 shares, respectively, were allocated to plan participants. In fiscal 1995, 693,000 shares and $8.9 million of cash were allocated to plan participants.

  In fiscal 1996, the ESOP Trust completed the purchase of 5.2 million Company shares for $212 million with the remaining proceeds received on the unallocated shares tendered in connection with the PCS Transaction (see Note 2). In fiscal 1995 one-time compensation costs related to the PCS Transaction were recorded that included $23.6 million associated with an allocation of $31.1 million of cash and 409,000 shares to ESOP plan participants resulting from a paydown of ESOP debt by the ESOP Trust with a portion of the proceeds received on the unallocated shares tendered under the Offer.

  Through March 31, 1996, 4.8 million common shares have been allocated to plan participants. At March 31, 1996, 7.3 million common shares in the ESOP Trust had not been allocated to plan participants.

Health Care and Life Insurance

  In addition to providing pension benefits, the Company provides health care and life insurance benefits for certain retired employees. The Company's policy is to fund these benefits as claims are paid. The benefits have been reduced significantly for those employees retiring after December 31, 1990. In 1989, the Company implemented the preferred stock ESOP to provide funds at retirement that could be used for medical costs or health care coverage.

  Expenses for postretirement health care and life insurance benefits consisted of the following:

                                                           1996   1995   1994
                                                           -----  -----  -----
                                                             (IN MILLIONS)
   Service cost--benefits earned during the period........ $ 1.1  $ 1.2  $ 1.5
   Interest cost on projected benefit obligation..........  11.4   10.5   12.8
   Amortization of unrecognized gain and prior service
    costs.................................................  (9.3)  (7.6)  (8.6)
                                                           -----  -----  -----
     Total................................................ $ 3.2  $ 4.1  $ 5.7
                                                           =====  =====  =====

  Payments for postretirement health care and life insurance benefits amounted to $10.9 million, $11.5 million and $12.8 million in fiscal 1996, 1995 and 1994 respectively.

  The funded status and amounts recognized in the consolidated balance sheet for postretirement health care and life insurance benefits at December 31, were as follows:

                                                            1995   1994   1993
                                                           ------ ------ ------
                                                              (IN MILLIONS)
   Accumulated postretirement benefit obligations:
     Retirees............................................. $122.3 $118.7 $122.5
     Active plan participants.............................   18.1   16.8   21.7
                                                           ------ ------ ------
       Total..............................................  140.4  135.5  144.2
     Unrecognized prior service cost and accumulated net
      gain................................................   14.8   27.3   27.0
                                                           ------ ------ ------
     Accrued postretirement benefit obligation............ $155.2 $162.8 $171.2
                                                           ====== ====== ======

  The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation is 6.7% for 1996, gradually declining to 5.0% in 1999 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the trend rate by one percentage point would increase the accumulated postretirement health care and life insurance obligation as of December 31, 1995 by $9.2 million and the related fiscal 1996 aggregate service and interest costs by $0.8 million. The discount rate used in determining the accumulated postretirement benefit obligation was 7.25% at December 31, 1995, 8.75% at December 31, 1994 and 7.5% at December 31, 1993.

Postemployment Benefits

  As of April 1, 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of adopting the new standard resulted in a charge to net income of $16.7 million, net of a $10.4 million tax benefit.

15. SEGMENTS OF BUSINESS

                                        1996       1995            1994
                                      ---------  ---------       ---------
                                              (IN MILLIONS)
REVENUES
Health Care Services................. $12,667.8  $12,063.1       $11,075.4
Service Merchandising................     564.7      648.2           747.6
Water Products.......................     259.3      246.0           240.3
Armor All............................     186.3      216.8           182.3
Corporate............................      38.3       15.0             5.8
                                      ---------  ---------       ---------
  Total.............................. $13,716.4  $13,189.1       $12,251.4
                                      =========  =========       =========
OPERATING PROFIT
Health Care Services(/1/)............ $   206.1  $    76.1(/2/)  $   165.6
Service Merchandising................      20.3      (56.2)(/2/)      21.5
Water Products.......................      39.6       14.5(/2/)       37.0
Armor All............................      11.0       40.3            38.3
                                      ---------  ---------       ---------
  Total..............................     277.0       74.7           262.4
Interest--net(/3/)...................     (15.5)     (32.8)          (40.1)
Corporate............................     (34.1)    (112.6)(/2/)       1.8(/4/)
                                      ---------  ---------       ---------
  Income (loss) before taxes on
   income............................ $   227.4  $   (70.7)      $   224.1
                                      =========  =========       =========
SEGMENT ASSETS--AT YEAR END
Health Care Services................. $ 2,525.3  $ 2,148.6       $ 1,951.6
Service Merchandising................     111.1      130.2           247.8
Water Products.......................     142.0      142.3           150.4
Armor All(/5/).......................     158.9      172.9           151.8
                                      ---------  ---------       ---------
  Total..............................   2,937.3    2,594.0         2,501.6
Corporate
 Cash, cash equivalents and
  marketable securities(/5/).........     456.3      670.5            62.7
 Net assets of discontinued
  operations.........................        --         --           119.1
 Other...............................     110.3      214.7           151.6
                                      ---------  ---------       ---------
  Total.............................. $ 3,503.9  $ 3,479.2       $ 2,835.0
                                      =========  =========       =========
DEPRECIATION AND AMORTIZATION
Health Care Services................. $    40.8  $    37.2       $    30.0
Service Merchandising................       3.1        6.9             8.9
Water................................      21.5       20.5            18.3
Armor All............................       4.0        3.8             3.8
Corporate............................       1.9        1.4             6.2
                                      ---------  ---------       ---------
  Total.............................. $    71.3  $    69.8       $    67.2
                                      =========  =========       =========
CAPITAL EXPENDITURES
Health Care Services................. $    43.5  $    44.4       $    34.4
Service Merchandising................       2.1        3.9             4.6
Water................................      24.8       26.3            28.7
Armor All............................       1.6        2.0             1.4
Corporate............................       5.3        5.7             5.0
                                      ---------  ---------       ---------
  Total.............................. $    77.3  $    82.3       $    74.1
                                      =========  =========       =========

- --------
(1) Includes $12.2 million, $8.9 million and $7.9 million of pre-tax earnings from an equity investment in fiscal 1996, 1995 and 1994, respectively.
(2) Health Care Services, Service Merchandising and Water Products amounts in fiscal 1995 include charges for restructuring, asset impairment and other operating items of $107.3 million, $83.4 million and $17.3 million, respectively. Corporate includes $76.3 million of expense related to compensation costs associated with the PCS Transaction, charges for restructuring, asset impairment and other operating items and contributions to the McKesson Foundation.
(3) Interest expense is shown net of corporate interest income.
(4) Corporate includes in fiscal 1994 $37.4 million in income consisting of a $55.1 million gain on the sale and donation of Armor All stock, partially offset by a contribution to the McKesson Foundation of $4.3 million and a loss on the termination of interest rate swap arrangements of $13.4 million.
(5) Armor All segment assets include $20.9 million, $22.2 million and $26.3 million of cash and cash equivalents at March 31, 1996, 1995 and 1994, respectively.

  The Health Care Services segment includes the Company's U.S. pharmaceutical and health care products distribution businesses, its operations to support the needs of pharmaceutical and other health care product manufacturers and institutional and retail customers and its international pharmaceutical operations (including Canada and an equity interest in a Mexican distribution business).

  The Company's Service Merchandising segment distributes health and beauty care products, general merchandise and specialty foods to supermarkets, drug stores and discount department stores. It was previously included in the Health Care Services segment and has been reclassified as a separate segment to better reflect health care related activities. Prior year amounts have been reclassified accordingly.

  The Water segment is engaged in the processing, delivery and sale of bottled drinking water and the sale of packaged water to retail stores.

  Armor All Products Corporation, a majority-owned subsidiary, is engaged in developing and marketing branded appearance enhancement and protection products targeted primarily for the do-it-yourself automotive and home care markets.

  Sales to the Company's largest customer, Wal-Mart Stores, Inc., accounted for 11% of consolidated revenues in fiscal 1996 and 10% in fiscal 1995 and 1994.

  Information as to the Company's foreign operations was as follows:

                                                1996      1995           1994
                                              --------- ---------      ---------
                                                      (IN MILLIONS)
REVENUES
  United States.............................. $12,167.6 $11,804.7      $10,952.1
  International..............................   1,548.8   1,384.4        1,299.3
                                              --------- ---------      ---------
    Total.................................... $13,716.4 $13,189.1      $12,251.4
                                              ========= =========      =========
OPERATING PROFIT
  United States.............................. $   234.4 $    43.9      $   230.5
  International..............................      42.6      30.8           31.9
                                              --------- ---------      ---------
    Total.................................... $   277.0 $    74.7(/1/) $   262.4
                                              ========= =========      =========
ASSETS, AT YEAR END
  United States.............................. $ 3,263.5 $ 3,229.2      $ 2,576.7
  International..............................     240.4     250.0          258.3
                                              --------- ---------      ---------
    Total.................................... $ 3,503.9 $ 3,479.2      $ 2,835.0
                                              ========= =========      =========

- --------
(1) Includes $208.0 million in charges for restructuring, asset impairment and other operating items.

16. OTHER COMMITMENTS AND CONTINGENT LIABILITIES

  In addition to commitments and obligations in the ordinary course of business, the Company is subject to various claims, other pending and possible legal actions for product liability and other damages, investigations relating to governmental laws and regulations, and other matters arising out of the normal conduct of the Company's business.

  The Company currently is a defendant in six civil actions filed since late 1993 by retail pharmacies. The first proceeding, Feitelberg v. Abbott Laboratories, is pending in the Superior Court for the State of California (County of San Francisco) and is now referred to as Coordinated Proceeding Special Title,

Pharmaceutical Cases I, II and III. The second proceeding, HJB, Inc. v. Abbott Laboratories (now known as MDL 997), is pending in the United States District Court for the Northern District of Illinois. The third proceeding, K-S Pharmacies, Inc. v. Abbott Laboratories, is pending in the Circuit Court of Wisconsin for Dane County. A fourth action, Adams v. Abbott Laboratories, was filed in the U.S. District Court for the Eastern District of Arkansas. A fifth action, Salk Drug Co. v. Abbott Laboratories, was filed in the District Court of Minnesota, Fourth Judicial District. Finally, an action was filed this past year in California Superior Court for San Francisco County, Horton v. Abbott Laboratories, et. al. These actions were brought as purported class actions on behalf of all other similarly-situated retail pharmacies. A class has been certified in Feitelberg and in MDL 997. There are numerous other defendants in these actions including pharmaceutical manufacturers, a pharmaceutical mail order firm, and several other wholesale distributors. These cases allege, in essence, that the defendants have unlawfully conspired together and agreed to fix the prices of brand name pharmaceuticals sold to plaintiffs at artificially high, discriminatory, and non-competitive levels, all in violation of various state and federal antitrust laws. Some of the plaintiffs specifically contend that the wholesaler and manufacturer defendants are engaged in a conspiracy to fix prices charged to plaintiffs and members of the purported classes (independent and chain retail drug stores) above the price levels charged to mail order pharmacies, HMOs and other institutional buyers. The California cases allege, among other things, violation of California antitrust law. In MDL 997, plaintiffs allege that defendants' actions constitute price fixing in violation of the Sherman Act. In the K-S Pharmacies, Inc. and Salk Drug complaints, plaintiffs allege violation of Wisconsin and Minnesota antitrust laws, respectively. In each of the complaints, except Adams, plaintiffs seek certification as a class and remedies in the form of injunctive relief, unquantified monetary damages (trebled as provided by law), and attorneys fees and costs. In addition, the California cases seek restitution. In MDL 997, the court recently granted the motion for summary judgment filed by the Company and other wholesaler defendants. In K-S Pharmacies, the court dismissed the Company and other wholesaler defendants without prejudice and is considering whether the dismissal will be with prejudice. The Company believes it has meritorious defenses to the allegations made against it and intends to vigorously defend itself in the remaining cases. In addition, the Company has entered into a judgment sharing agreement with certain pharmaceutical manufacturer defendants, which provides generally that the Company (together with the other wholesale distributor defendants) will be held harmless by such pharmaceutical manufacturer defendants and will be indemnified against the costs of adverse judgments, if any, against the wholesaler and manufacturers in these or similar actions, in excess of $1 million in the aggregate per wholesale distributor defendant.

  Primarily as a result of the operation of its former chemical businesses, which were divested in fiscal 1987, the Company is involved in various matters pursuant to environmental laws and regulations:

  The Company has received claims and demands from governmental agencies relating to investigative and remedial actions purportedly required to address environmental conditions alleged to exist at five sites where the Company (or entities acquired by the Company) formerly conducted operations; and the Company, by administrative order or otherwise, has agreed to take certain actions at those sites, including soil and groundwater remediation.

  The current estimate (determined by the Company's environmental staff, in consultation with outside environmental specialists and counsel) of the upper limit of the Company's range of reasonably possible remediation costs for these five sites is approximately $24 million, net of amounts which third parties have agreed to pay in settlement or which the Company expects, based either on agreements or nonrefundable contributions which are ongoing, to be contributed by third parties. The $24 million is expected to be paid out between April 1996 and March 2028, and is included in the Company's recorded environmental reserves at March 31, 1996.

  In addition, the Company has been designated as a potentially responsible party ("PRP") by the U.S. Environmental Protection Agency under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (the "Superfund" law), for environmental assessment and cleanup costs as the result of the Company's alleged disposal of hazardous substances at 27 Superfund sites. With respect to each of these Superfund sites, numerous other PRPs have similarly been designated and, while the current state of the law potentially imposes joint and several liability upon PRPs, as a practical matter costs of these sites are typically shared with other PRPs. The Company's estimated liability at these 27 Superfund sites is approximately $3 million, net of amounts which third parties are expected or have agreed to contribute where the Company believes it is probable that the third parties will fulfill their agreements to pay. Settlements and costs paid by the Company in Superfund matters to date have not been significant. The $3 million is included in the Company's recorded environmental reserves at March 31, 1996, along with an additional $1 million for miscellaneous other matters.

  The potential costs to the Company related to environmental matters is uncertain due to such factors as: the unknown magnitude of possible pollution and cleanup costs; the complexity and evolving nature of governmental laws and regulations and their interpretations; the timing, varying costs and effectiveness of alternative cleanup technologies; the determination of the Company's liability in proportion to other PRPs; and the extent, if any, to which such costs are recoverable from insurance or other parties.

  Management believes, based on current knowledge and the advice of Company's counsel, that the outcome of the litigation and governmental proceedings discussed in this note will not have a material adverse effect on the Company.

17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                    FIRST    SECOND   THIRD    FOURTH   FISCAL
                                   QUARTER  QUARTER  QUARTER  QUARTER    YEAR
                                   -------- -------- -------- -------- ---------
                                      (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
FISCAL 1996
 Revenues......................... $3,336.0 $3,348.4 $3,549.7 $3,482.3 $13,716.4
 Gross profit.....................    282.3    285.2    277.7    301.8   1,147.0
 Income after taxes...............
  Continuing operations...........     32.8     31.7     32.9     38.0     135.4
  Discontinued operations.........
                                   -------- -------- -------- -------- ---------
    Total......................... $   32.8 $   31.7 $   32.9 $   38.0 $   135.4
                                   ======== ======== ======== ======== =========
 Earnings per common share
  Fully diluted
   Continuing operations.......... $   0.70 $   0.68 $   0.70 $   0.82 $    2.90
   Discontinued operations........
                                   -------- -------- -------- -------- ---------
    Total......................... $   0.70 $   0.68 $   0.70 $   0.82 $    2.90
                                   ======== ======== ======== ======== =========
  Primary
   Continuing operations.......... $   0.70 $   0.68 $   0.70 $   0.82 $    2.90
   Discontinued operations........
                                   -------- -------- -------- -------- ---------
    Total......................... $   0.70 $   0.68 $   0.70 $   0.82 $    2.90
                                   ======== ======== ======== ======== =========
 Cash dividends per share
   Common......................... $   0.25 $   0.25 $   0.25 $   0.25 $    1.00
 Market prices per common share
  High............................ $ 47 3/8 $ 46 5/8 $ 53 1/4 $ 55 5/8 $  55 5/8
  Low.............................   37 1/4   42 5/8   44 7/8   46 1/2    37 1/4

                         FINANCIAL NOTES--(CONCLUDED)

                          FIRST    SECOND          THIRD          FOURTH   FISCAL
                         QUARTER   QUARTER        QUARTER        QUARTER    YEAR
                         -------- ---------      ---------       -------- ---------
                             (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
FISCAL 1995
 Revenues............... $3,235.2 $ 3,255.8      $ 3,350.0       $3,348.1 $13,189.1
 Gross profit...........    274.5     269.8          236.2          313.4   1,093.9
 Income (loss) after
  taxes
  Continuing operations.     26.4      17.1(/1/)    (276.3)(/2/)     39.6    (193.2)
  Discontinued opera-
   tions................      9.6       8.4            3.0                     21.0
  Discontinued opera-
   tions--gain on sale
   of PCS...............                             576.7                    576.7
                         -------- ---------      ---------       -------- ---------
    Total............... $   36.0 $    25.5      $   303.4       $   39.6 $   404.5
                         ======== =========      =========       ======== =========
 Earnings (loss) per
  common share
  Fully diluted
   Continuing opera-
    tions............... $   0.57 $    0.36      $   (6.06)      $   0.86 $   (4.29)
   Discontinued opera-
    tions...............     0.22      0.18           0.07                     0.46
   Discontinued opera-
    tions--gain on sale
    of PCS..............                             12.64                    12.69
                         -------- ---------      ---------       -------- ---------
    Total............... $   0.79 $    0.54      $    6.65       $   0.86 $    8.86
                         ======== =========      =========       ======== =========
  Primary
   Continuing opera-
    tions............... $   0.60 $    0.36      $   (6.24)      $   0.86 $   (4.51)
   Discontinued opera-
    tions...............     0.23      0.20           0.07                     0.48
   Discontinued opera-
    tions--gain on sale
    of PCS..............                             13.03                    13.23
                         -------- ---------      ---------       -------- ---------
    Total............... $   0.83 $    0.56      $    6.86       $   0.86 $    9.20
                         ======== =========      =========       ======== =========
 Cash dividends per
  share
  Common................ $   0.42 $    0.42      $    0.25       $   0.25 $    1.34
  Series A preferred....     0.45      0.45                                    0.90
  Series B ESOP pre-
   ferred...............     .905      .905                                    1.81
  Cash distribution from
   PCS Transaction per
   common share.........                         $      76
 Market prices per com-
  mon share
  High.................. $     87 $ 103 5/8      $ 109 1/4       $ 40 3/4 $ 109 1/4
  Low...................   58 1/2    70 3/4         30 1/8         31 7/8    30 1/8

- --------
(1) Includes $11.5 million of charges for other operating items and a $0.8 million contribution to the McKesson Foundation, $6.6 million after-tax in the aggregate.

(2) Includes $59.4 million of compensation costs related to the PCS Transaction, $211.4 million of charges for restructuring, asset impairment and other operating items and $1.2 million of contributions to the McKesson Foundation, $195.8 million after-tax in the aggregate.

P R O X Y
                              MCKESSON CORPORATION

                            PROXY FOR ANNUAL MEETING
                           10:00 A.M., JULY 31, 1996

        SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION
The undersigned, whose signature appears on the reverse side, hereby consti-tutes and appoints Alan Seelenfreund, Ivan D. Meyerson and Nancy A. Miller, and each of them, with full power of substitution, proxies to vote all stock of Mc-Kesson Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Gold Room at the Fairmont Hotel, 950 Mason Street, San Francisco, California, on July 31, 1996, and any adjournments thereof, as specified upon the matter indicated on the reverse side, and in their discretion upon any other matter that may properly come before said meet-ing.

      Election of Directors

           Nominee for one-year term expiring in 1997:
              Carl E. Reichardt
           Nominees for three-year terms expiring in 1999:
              Alan Seelenfreund
              Jane E. Shaw

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES,
SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                     SEE REVERSE
                                                                         SIDE

      Please mark your
[X]   votes as in this
      example.                                                              4896


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE FOLLOWING PROPOSAL.
- --------------------------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:
- --------------------------------------------------------------------------------
                                      FOR     WITHHELD
1. Election of Directors              [_]      [_]
   (see reverse)

For, except vote withheld from the following nominee(s):

- --------------------------------------------------------------------------------

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
     SIGNATURE(S)                                                 DATE

                                PSIP VOTING CARD
   DIRECTIONS TO TRUSTEE, MCKESSON CORPORATION PROFIT-SHARING INVESTMENT PLAN

To: The Chase Manhattan Bank, N.A.

I direct you as Trustee of the McKesson Corporation Profit-Sharing Investment Plan to vote (in person or by proxy) as I have specified on the reverse side hereof all shares of McKesson Corporation Common Stock allocated to my accounts under the plan at the Annual Meeting of Stockholders of McKesson Corporation on July 31, 1996. You may vote according to your discretion (or that of your proxy holder) on any other matter which may properly come before the meeting.

      Election of Directors
           Nominee for one-year term expiring in 1997:
              Carl E. Reichardt

           Nominees for three-year terms expiring in 1999:
              Alan Seelenfreund
              Jane E. Shaw

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                                                     SEE REVERSE
                                                                         SIDE

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                              WITH-      FOR ALL
                                  FOR         HOLD       EXCEPT
 1. Election of Directors         [_]          [_]         [_]
     CARL E. REICHARDT
     ALAN SEELENFREUND
     JANE E. SHAW

 If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL.


                     THIS VOTING CARD WHEN PROPERLY EXECUTED WILL BE
                     VOTED IN THE MANNER DIRECTED ABOVE. IF NO
                     DIRECTION IS GIVEN, IT WILL BE VOTED FOR THE PROPOSAL.

 (Signature) X: ___________ Date:
 Please be sure to sign and date this Proxy.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
 DETACH CARD                                                   DETACH CARD

MCKESSON CORP.
   One Post Street, San Francisco, CA 94104


                                                [LOGO OF MCKESSON APPEARS HERE]


June 17, 1996

Dear McKesson Profit-Sharing Investment Plan Participant:

  As a participant in the McKesson Corporation Profit-Sharing Investment Plan ("PSIP"), you are a stockholder in the Corporation. At the Annual Stockholders Meeting, you have the right to instruct the Plan Trustee, on a confidential basis, how the shares of McKesson Common Stock in your account are to be voted on matters that come before the meeting. Your PSIP account includes the shares held for the Company Matching Contributions, PAYSOP, ESOP, PSIP Plus and Quarterly Contributions.

  The only proposal to be voted on at this year's meeting is the election of three directors for the terms specified in the accompanying Notice of Meeting and Proxy Statement. The Board of Directors recommends that you vote FOR the proposal. PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PSIP VOTING CARD IN THE ENVELOPE PROVIDED. If you sign and return this card without marking your choices, your shares will be voted in accordance with the Board of Directors' recommendation as indicated above. This card also gives the Trustee authority to vote on your behalf on any other matters that may properly come before the meeting.

  If the Trustee receives no voting instructions for shares credited to participants' PAYSOP accounts, no vote will be cast on those shares. The PSIP provides that all other shares for which the Trustee receives no voting instructions from participants, as well as all unallocated shares of Common Stock, will be voted by the Trustee in the same proportion as shares for which voting instructions are received.

  Participants who own shares of McKesson Common Stock by means other than through the PSIP will receive a separate proxy card for the voting of those shares.

  To ensure that your shares are represented and voted at the meeting according to your wishes, your signed PSIP voting card must be received by the Trustee by July 26, 1996. The audited financial statements of the Corporation for the fiscal year ended March 31, 1996 are included in the enclosed Appendix to the Proxy Statement. The Summary Annual Report contains condensed financial data derived from the audited financial statements, as well as other information of topical interest, and will be distributed separately.

  We urge you to exercise your voting rights as a stockholder. Your vote does make a difference.
                                       Sincerely,



                                       /s/ ALAN SEELENFREUND
                                       ------------------------------------
                                       Alan Seelenfreund
                                       Chairman and Chief Executive Officer